Exhibit 10.22
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

LICENSING AND SERVICES AGREEMENT
by and between
Citadel Investment Group, L.L.C.
and
comScore Networks, Inc.
August 1, 2003

LICENSING AND SERVICES AGREEMENT
TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	LICENSE	8

3.	SERVICES	15

4.	CERTAIN PROPRIETARY RIGHTS	23

5.	RELATIONSHIP MANAGEMENT	25

6.	LICENSE FEES AND PAYMENT TERMS	27

7.	REPRESENTATIONS AND WARRANTIES	33

8.	INDEMNIFICATION	37

9.	CONFIDENTIAL INFORMATION	39

10.	NONSOLICITATION; NONCOMPETITION; ADDITIONAL RESTRICTIONS	41

11.	TERM AND TERMINATION	43

12.	LIMITATION OF LIABILITY	46

13.	COMPLIANCE MATTERS	47

14.	GENERAL PROVISIONS	47
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LICENSING AND SERVICES AGREEMENT
     THIS LICENSING AND SERVICES AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2003 (the “Effective Date”) by and between Citadel Investment Group, L.L.C., a Delaware limited liability company having its principal offices at 131 South Dearborn Street, 37th Floor, Chicago, Illinois 60603, U.S.A. (“Citadel”), and comScore Networks, Inc., a Delaware corporation having its principal offices at 11465 Sunset Hills Road, Suite 200, Reston, Virginia 20190 U.S.A. (“comScore”).
     WHEREAS, comScore desires to consolidate its business relationships of licensing certain proprietary data, software and other intellectual property for purposes of trading and investing;
     WHEREAS, pursuant to such desire, comScore has pursued discussions with Citadel regarding an exclusive strategic data licensing and consulting arrangement (with certain rights reservations) in the field of trading and investing;
     WHEREAS, resulting from such discussions, Citadel and comScore desire to enter into an exclusive strategic data licensing and consulting arrangement (with certain rights reservations), pursuant to which Citadel will license, among other things, certain proprietary data, software and other intellectual property;
     WHEREAS, Citadel desires to have, and comScore is willing to provide, real-time access to certain proprietary data, software and other intellectual property, as set forth below;
     WHEREAS, Citadel concurrently herewith has made an equity investment in comScore; and
     WHEREAS, the terms of such equity investment have induced Citadel to enter into this Agreement, and the terms of this Agreement have induced Citadel to make such equity investment;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Citadel and comScore agree as follows:
1.	DEFINITIONS
     The terms used in this Agreement with initial capital letters shall have the respective meanings set forth in the Agreement (including this Article 1).
1.1	comScore Materials. “comScore Materials” means all tangibles and intangibles owned, controlled or licensed by comScore or its Affiliates whether created pursuant to this Agreement or otherwise including, but not limited to, the Core Materials, Non-Core Materials, comScore Trademarks, comScore Developed Materials, Know-How, Intellectual Property and Documentation. For purposes of

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this Agreement, Core Materials, Non-Core Materials, comScore Trademarks and comScore Developed Materials (including Know-How, Intellectual Property and Documentation related thereto) are collectively referred to herein as “Licensed Materials.”
1.1.1.	Core Materials. “Core Materials” shall mean the following:
1.1.1.1	comScore Data. “comScore Data” shall mean the comScore Raw Data (including Visitor Data and Transaction Data) and comScore Processed Data, whether or not collected or produced prior to or during the Term. comScore Data does not include any information that personally identifies the comScore panelist or any data (other than comScore Syndicated Products) that are specifically and solely provided by, provided to, processed or collected for, and funded by, (a) a single comScore client other than Citadel or (b) more than one comScore client other than Citadel if independently requested by, and processed or collected for, such clients, and any data generated by the establishment of a Private Panel (as defined in Section 1.4 below) for such comScore client and/or the administering of Survey Services (as defined in Section 1.7 below) solely on behalf of such comScore client.
1.1.1.1.1	comScore Raw Data. “comScore Raw Data” shall mean any and all data (other than Processed Data) collected or produced by comScore or its Affiliates. comScore Raw Data includes but is not limited to the following: (i) the data further described in Schedule 1.1.1.1, (ii) comScore Visitor Data, (iii) comScore Transaction Data, (iv) data as collected or produced by comScore, both prior to and after the application by comScore of weighting and projection factors, transaction coding and other “screen scraping” techniques, and data hygiene procedures, (v) data collected from comScore’s panelists, (vi) any research, experimental and test data under development, and (vii) the consumer behavior data compiled or used by comScore or any of its Affiliates, some of which are illustrated in Schedule 1.1.1.1 attached hereto.
(i)	Visitor Data. “Visitor Data” shall mean data regarding Internet site usage, traffic patterns and details, and other information that identifies the characteristics of visitors to individual Internet sites. At a minimum, Visitor Data shall be comprised of the data elements set forth under the heading “Visitor Data” in Schedule 1.1.1.1.

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(ii)	Transaction Data. “Transaction Data” shall mean data comprising the details of consumer interactions and transactions with individual Internet sites or site pages captured by the application of comScore Technology, including but not limited to Custom Coded Data and data resulting from the application of transaction coding to comScore Data as requested by Third Parties. At a minimum, Transaction Data shall be comprised of the data elements set forth under the heading “Transaction Data” in Schedule 1.1.1.1.
(a)	Custom Coded Data. “Custom Coded Data” shall mean the data resulting from the application of transaction coding to comScore Data as specifically requested and funded by Citadel. By way of example only, if Citadel requests that comScore provide data regarding shipping method choices made by panelists visiting certain Internet sites, and comScore already collects such data in the course of collecting data from its panelists, for instance, by collecting all information of a panelist’s visit to an Internet site but has not segregated or specifically identified such data through the application of transaction coding, then the shipping data generated by the subsequent segregation or identification of the original data collection through the application of transaction coding shall be considered Custom Coded Data.
1.1.1.1.2	comScore Processed Data. “comScore Processed Data” shall mean any and all data collected or produced by comScore or its Affiliates as generated by comScore or its Affiliates pursuant to the application to the Raw Data of comScore Technology, Know-How, comScore Software and/or third party data licensed by comScore, including but not limited to the comScore Syndicated Products and the Processed Data set forth under the heading “Processed Data” in Schedule 1.1.1.1; provided, however, comScore Visitor Data and comScore Transaction Data shall be considered Raw Data. Further, comScore Data that has only been subject to transaction coding or “screen scraping” or hygiene procedures shall be considered Raw Data.

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(i)	comScore Syndicated Products. “comScore Syndicated Products” shall mean any products or services that are developed by comScore or its Affiliates (or developed or distributed jointly by comScore and Third Parties) during the Term for distribution to more than one client and that are based upon one (1) set of processed data derived from the Licensed Materials and do not require incremental processing, and any other modifications, enhancements or improvements made by comScore to the Licensed Materials or derivative works of the Licensed Materials, including but not limited to the comScore Media Metrix product suite, the comScore Macro Report and comScore Signals. comScore Syndicated Products shall not include any products or services customized for use solely by a single Third Party comScore client, so long as such client has no right to further resell or sublicense such product or service.
(a)	comScore Macro Report. “comScore Macro Report” shall mean a report of consumer behavioral dynamics produced by [* * * *], that is based on information that is derived from comScore Data. A weekly comScore Macro Report is, usually but not required to be issued on Monday or Tuesday of each week, and a monthly comScore Macro Report is, usually but not required to be issued during the first week of the following month.

(b)	comScore Signals. “comScore Signals” shall mean reports or analyses produced by comScore on the equities set forth in Schedule 1.1.1.1 (b).
1.1.1.2	comScore Software. “comScore Software” shall mean the object code versions of any computer software, and any updates or upgrades relating to any of the foregoing, used, licensed or developed by comScore or any of its Affiliates to access or manipulate the comScore Data including but not limited to the software listed on Schedule 1.1.1.2. The Third Party

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applications listed on Schedule 1.1.1.2 and any Third Party applications licensed by comScore following the Effective Date that require additional fees to sublicense to Citadel are the only applications excluded from this definition. Source code for Third Party applications will be provided to the extent permitted by the applicable Third Party. In addition, the Visual Sciences software is expressly excluded from this definition.

1.1.1.3	comScore Technology. “comScore Technology” shall mean comScore’s or any Affiliate’s proprietary, data-based statistical models and algorithms and any other analytical tools used, licensed or developed by comScore or its Affiliates (including any and all transaction coding or “screen scraping” technology and any and all weighting and projection factors) including but not limited to the models, algorithms, tools and factors described in Schedule 1.1.1.3.
1.1.2.	Non-Core Materials. “Non-Core Materials” shall mean all tangibles and intangibles owned, controlled or licensed by comScore, whether created pursuant to this Agreement or otherwise, other than the Core Materials, comScore Trademarks, comScore Developed Materials, Know-How, Intellectual Property and Documentation specifically identified in Section 1.1, used in connection with the accessing, collection, processing and analysis of the comScore Data.

1.1.3.	comScore Trademarks. “comScore Trademarks” shall mean the trademarks, trade names and logos of comScore or any of its Affiliates as set forth on Schedule 1.1.3, attached hereto, as such Schedule 1.1.3 may be amended in writing by agreement of the parties from time to time.

1.1.4.	comScore Developed Materials. “comScore Developed Materials” shall mean: (i) all tangibles and intangibles, other than Citadel Owned Developed Materials, that are specifically prepared or developed by comScore as part of or in connection with this Agreement; and (ii) all tangibles and intangibles identified as comScore Developed Materials on a Statement of Work.

1.1.5.	Know-How. “Know-How” shall mean the ideas, concepts, work product, information, designs, inventions, discoveries, improvements, techniques and know-how, now existing or hereafter coming into existence, owned or used by comScore or any of its Affiliates that are necessary or useful to access, use, operate, maintain, copy, modify, create derivative works from, enhance, improve and otherwise obtain the full benefit of the comScore Materials and any Citadel Owned Developed Materials.

1.1.6.	Intellectual Property. “Intellectual Property” shall mean any and all rights under any and all United States and foreign patents, copyrights,

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trade secrets or other intellectual property of comScore or its Affiliates now existing or hereafter coming into existence.

1.1.7.	Documentation. “Documentation” means any and all user and technical documentation supplied or developed by comScore.
1.2	Citadel Owned Developed Materials. “Citadel Owned Developed Materials” means (i) all models, algorithms, inventions, know-how, software, technologies and analytical tools that are (a) applicable to investing, trading, and dealing in securities, commodities, financial instruments and derivatives including but not limited to equities, fixed-income securities, options, mortgage-backed securities and energy-related products and the analysis of how online consumer behavior information can be used for competitive advantage in the activities described in this clause; and (b) prepared, developed, delivered or made available as part of or in connection with this Agreement; (ii) all tangibles and intangibles that are developed primarily or solely by Citadel including any that are materially based upon, incorporate or use any of the comScore Materials and any data generated by the application of weighting and projection factors developed by Citadel; and (iii) all tangibles and intangibles identified as Citadel Owned Developed Materials on a Statement of Work. Citadel Owned Developed Materials shall also include the following:
1.2.1.	Custom Collected Data. “Custom Collected Data” shall mean any data (other than comScore Data or Custom Coded Data) that are specifically collected for Citadel including but not limited to data derived from public domain data or third party data obtained or licensed by Citadel from third parties for use with the comScore Data, data collected from Private Panels (as defined in Section 1.4 below) requested by Citadel and any data generated by the administering of Survey Services on behalf of Citadel (including the Know-How, Intellectual Property and Documentation related to all of the above).
1.3	Field of Use. “Field of Use” shall mean [* * * *]

1.4	Financial Company. “Financial Company” shall mean any natural person, corporation, limited liability company, limited liability partnership, general partnership, limited partnership, trust, association, or other legal person or legally constituted entity of any kind that earns more than twenty-five percent (25%) of

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its revenues from the businesses or activities described in this Section 1.4 and Schedule 1.4 , and either (a) owns, manages, operates, finances, controls, or participates in the ownership, management, operation, financing or control of, any business or enterprise that is engaged in the business or activities of any of the types of enterprises set forth in Schedule 1.4 and any enterprises providing financial, investment or trading services, or (b) competes with any of the types of enterprises set forth in Schedule 1.4.

1.5	Private Panel. “Private Panel” shall mean a group of persons or machines recruited by comScore for the purpose of collecting data pursuant to the request of Citadel or other comScore clients.

1.6	Real Time. “Real Time,” with respect to the comScore Data, Custom Coded Data and Custom Collected Data, shall mean the making available of the comScore Data to Citadel as soon as possible after their collection (and after their processing, for Processed Data) by comScore or its Affiliates; provided, however, comScore must apply quality controls, data integrity assurance controls and legal controls (including the privacy policy controls specified in Schedule 1.6), prior to the release of the comScore Data; provided further that comScore must commence its application of such controls within one (1) day following initial collection of the applicable data or as soon as reasonably practicable. “Real Time,” with respect to the comScore Syndicated Products, shall mean the making available of the comScore Syndicated Product to Citadel as soon as possible after its creation and processing by comScore, its Affiliates or any Third Party, if applicable. Without limiting comScore’s obligation to make available the comScore Data and comScore Syndicated Products sooner, (i) Citadel shall receive comScore Syndicated Products (excluding comScore Macro Reports, which shall be made available as set forth in Section 3.3.2.3) immediately after the internal analysts of comScore or Third Party, as applicable, have completed preparing the comScore Syndicated Products and (ii) Citadel shall receive access to the comScore Data no later than the point in time any Grandfathered Data Clients or any Third Parties receive access to such data and no later than the point in time Citadel’s internal analysts receive access to such data or comScore otherwise accesses the comScore Data for any purpose other than the application of quality, data integrity and legal controls.

1.7	Services. “Services” shall mean any and all services provided by comScore hereunder including but not limited to the provision of comScore Materials, Real Time services and access, the Additional Services (as defined in Section 3.6) and Citadel Owned Developed Materials, Survey Services and those comScore services not specifically delineated in this Agreement, but are consistent with, and reasonably inferable to be within, the scope of this Agreement. For purposes hereof, “Survey Services” shall mean the administering by comScore of online or offline surveys to comScore panelists or other consumers.

1.8	Specifications. “Specifications” shall mean the descriptions of the comScore Software, comScore Data and comScore Technology and all other deliverables

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and Services hereunder, their components, and their capacities, functions, features or methods, set forth in this Agreement (including all Schedules) and any Documentation provided to Citadel by comScore in writing (including electronically).
2.	LICENSE
2.1	Grant.
2.1.1.	Licensed Materials. comScore hereby grants to Citadel and its Affiliates a worldwide, exclusive (except as set forth in Section 2.4), fully paid license to access, use, operate, maintain, copy, modify, create derivative works from, enhance, and improve the Licensed Materials for any purpose within the Field of Use; provided, however, this license shall be perpetual with respect to any comScore Data made available to Citadel during the Term, Custom Coded Data and comScore Developed Materials, without any right to resell or grant sublicenses thereto. Without limiting the generality of the exclusive license granted above and subject to the reservations expressly set forth in Sections 2.4 and 10.2.2, during the Term and for the eighteen (18) month period following termination or expiration thereof, comScore shall expressly prohibit any and all Third Parties that have access to the Licensed Materials from using the Licensed Materials in any manner or for any purpose within the Field of Use. In no event shall comScore or its Affiliates grant any Third Party any rights to the Licensed Materials within the Field of Use, and in no event shall comScore or its Affiliates or any officers, directors or employees of any of the foregoing (other than Citadel representatives holding such positions) use the Licensed Materials within the Field of Use, whether or not for their own account. Notwithstanding anything to the contrary, Citadel acknowledges that the comScore clients set forth in Schedule 2.1.1—A (the “Grandfathered Signal Clients”) and the comScore clients set forth in Schedule 2.1.1-B (the “Grandfathered Data Clients”) may use certain Licensed Materials within the Field of Use as set forth in Section 2.4, and comScore may provide Licensed Materials to the comScore clients listed in Schedule 2.4.1.5 as expressly set forth in Section 2.4.1.5.

2.1.2.	comScore Materials. Without limiting the scope of the license granted in Section 2.1.1, comScore hereby grants to Citadel and its Affiliates a worldwide, non-exclusive, fully paid license to access, use, operate, maintain, copy, modify, create derivative works from, enhance, and improve the comScore Materials (including the Know-How, Intellectual Property and Documentation related thereto) for any internal purposes, without any right to resell or grant sublicenses. To the extent comScore Materials are included in any Citadel Owned Developed Materials, the license set forth in this Section 2.1.2 shall be perpetual.

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2.2	Outsourcers and Service Providers. Citadel may make the comScore Materials available to its service providers, outsourcers and independent contractors, and such parties may exercise the rights granted to Citadel herein, in connection with the provision of services to Citadel. In each case the comScore Materials may only be shared so long as such parties are bound by obligations of confidentiality substantially similar to those set forth in this Agreement. In no event does this Section 2 grant Citadel any right to make comScore Materials available to Netratings, Compete, Red Sheriff or Hitwise (each, a “comScore Competitor”). comScore may update this list of comScore Competitors to include third parties that are direct competitors with comScore, subject to the prior written consent of Citadel, such consent not to be unreasonably withheld.

2.3	Certain Other comScore Restrictions.
2.3.1.	Citadel Competitors. Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 2.4, in no event shall comScore or its Affiliates license or otherwise make available the Licensed Materials to any Citadel Competitor even if such license or availability would be outside the Field of Use. For purposes of this Agreement, "Citadel Competitor" means [* * * *]

2.3.2.	Certain Restrictions on Services and Data. Without limiting the scope of the license granted under Section 2.1.1, except as set forth in Section 2.4, in no event shall comScore, its Affiliates or any designee of comScore perform any services (including but not limited to any Survey Services or services utilizing Private Panels or Third Party data) for or make available any Licensed Materials or other data, software, technology, know-how or intellectual property to (i) any Third Party for use within the Field of Use or (ii) any Citadel Competitor, whether or not for use within the Field of Use. Notwithstanding the above, comScore may perform any services (including any Survey Services or services utilizing Private Panels or Third Party data) and make available any data generated by the establishment of a Private Panel for such comScore client and/or the administering of Survey Services to the Grandfathered Data Clients and Grandfathered Signal Clients; provided, however, comScore has advised Citadel that: (i) comScore’s agreements with the Grandfathered Data Clients and Grandfathered Signal Clients shall expire as set forth in Section 2.4.1, (ii) comScore has no obligation to renew or extend such agreements, and the Grandfathered Data Clients and Grandfathered Signal Clients have no right to renew or extend such agreements (iii) no other agreements with the Grandfathered Data Clients and Grandfathered Signal Clients exist, (iv) comScore and the Grandfathered Data Clients and Grandfathered Signal Clients shall not

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renew or extend such agreements, and (v) following such expiration date comScore shall not perform any services (including any Survey Services or services utilizing Private Panels or Third Party data) or make available any data to the Grandfathered Data Clients and Grandfathered Signal Clients for any purpose.
2.4	Reservation of Rights. comScore acknowledges and agrees that in no event shall the rights granted to Citadel and its Affiliates be limited, and comScore reserves no rights with respect thereto, except as expressly set forth in this Section 2.4.
2.4.1.	Grandfathered Agreements and comScore Signals.
2.4.1.1	[* * * *]. comScore reserves the right to permit [* * * *] to access and use the Licensed Materials within the Field of Use on a Real Time basis; provided, however, comScore has advised Citadel that: (i) comScore’s agreement with [* * * *] regarding the Licensed Materials expires on August 31, 2003, (ii) comScore has no obligation to renew or extend such agreement, and [* * * *] has no right to renew or extend such agreement, (iii) no other agreements with [* * * *] exist, (iv) comScore shall not renew or extend such agreement, and (v) following such expiration date [* * * *] will have no right to access or use, and will not access or use, the Licensed Materials for any purpose, whether or not outside the Field of Use and whether or not whether or not on a Real Time Basis.

2.4.1.2	[* * * *]. comScore reserves the right to permit [* * * *] to access and use the Licensed Materials and receive reasonable analytical support from comScore within the Field of Use on a Real Time basis; provided, however, comScore has advised Citadel that: (i) comScore’s agreement with [* * * *] regarding the Licensed Materials expires on December 19, 2013, (ii) comScore has no obligation to renew or extend such agreement, and [* * * *] has no right to renew or extend such agreement, (iii) no other agreements with [* * * *] exist, (iv) comScore shall not renew or extend such agreement, and (v) following such expiration date [* * * *] will have no right to access or use, and will not access or use, the Licensed Materials for any purpose, whether or not outside the Field of Use and whether or not on a Real Time Basis.

2.4.1.3	[* * * *]. comScore reserves the right to permit [* * * *], [* * * *] and [* * * *] to access and use the comScore Signals (and only

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the comScore Signals) and receive reasonable analytical support from comScore on a Real Time basis solely for their internal purposes, without any right to market, distribute or resell; provided, however, comScore has advised Citadel that: (i) comScore’s agreements with [* * * *] regarding the comScore Signals expire on December 31, 2003, September 30, 2003 and June 30, 2004, respectively, (ii) comScore has no obligation to renew or extend such agreements, and such parties have no right to renew or extend such agreements, (iii) no other agreements with such parties exist, (iv) comScore shall not renew or extend such agreements, and (v) following such dates neither [* * * *] nor any of their Affiliates will have any right to access or use the comScore Signals for any purpose, and neither [* * * *] nor any of their Affiliates will access or use the comScore Signals.

2.4.1.4	[* * * *]. comScore reserves the right to provide [* * * *] with access to or use of the Licensed Materials and receive reasonable analytical and sales support from comScore on a Real Time basis solely for the purposes of performing research, development, analytical and reselling services for comScore to comScore’s clients, provided that [* * * *] only releases its analyses, products or services (excluding the comScore Macro Report, which shall be released as set forth in Section 3.3.2.3) either: (i) five (5) days after Citadel has received access to the relevant comScore Signals; or (ii) seven (7) days after the date that the relevant comScore Data was first made available to Citadel. comScore has advised Citadel that: (i) comScore’s agreement with [* * * *] regarding the Licensed Materials expires on March 1, 2005, subject to certain conditions of the agreement; (ii) comScore has no obligation to renew or extend such agreement, and [* * * *] has no right to renew or extend such agreement, (iii) no other agreements with [* * * *] exist, (iv) comScore shall not renew or extend such agreement, and (v) following such expiration date [* * * *] will have no right to access or use, and will not access or use, the Licensed Materials for any purpose, whether or not outside the Field of Use and whether or not whether or not on a Real Time Basis.

2.4.1.5	Additional Grandfathered Agreements. comScore represents and warrants that Schedule 2.4.1.5 lists each and every agreement between comScore and Third Parties that provides such Third Parties with access to the Licensed Materials or with any services utilizing or otherwise related to the Licensed Materials (other than the agreements referred to in Sections

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2.4.1.1, 2.4.1.2 and 2.4.1.4). Further, comScore has advised Citadel that: (i) such agreements do not expressly prohibit nor expressly permit use of such Licensed Materials within the Field of Use; (ii) all such agreements expire on the dates specified on Schedule 2.4.1.5); (iii) comScore has no obligation to renew or extend such agreement, and such Third Parties have no right to renew or extend such agreement; (iv) no other agreements with such Third Parties exist; (v) comScore shall not renew or extend such agreement unless such Third Parties expressly agree that they shall have no right to use the Licensed Materials in any manner or for any purpose within the Field of Use, except to the extent expressly permitted pursuant to Section 2.4.2, if applicable; and (vi) following each such expiration date, each such Third Party will have no right to access or use, and will not access or use, the applicable Licensed Materials in any manner or for any purpose, within the Field of Use, except to the extent expressly permitted pursuant to Section 2.4.2, if applicable.
2.4.2.	Additional Reservation of Rights.
2.4.2.1	Financial Publishers. comScore reserves the right to provide access to and use of comScore Transaction Data solely for purposes of publishing financial data to entities in the business of publishing financial data (“Financial Publishers”), including the “sell-side” divisions of investment advisers and mutual fund complexes publishing investment analyses, issuers of market letters, and financial news organizations; provided that (i) comScore shall not make such comScore Transaction Data available to such Financial Publishers within [* * * *] business days of the date of availability to Citadel of the comScore Transaction Data and (ii) comScore shall require that such Financial Publishers do not disclose [* * * *]. There shall be no restriction on the ability of a Financial Publisher to receive and publish equity-specific comScore Visitor Data. Subject to comScore’s obligations under Section 2.1.1 and this Section 2.4.2.1 and subject to the license granted under Section 2.1.1, Financial Publishers may receive comScore Data for purposes outside of the Field of Use.

2.4.2.2	General Media. comScore reserves the right to provide the general media with access to and use of the comScore Transaction Data and comScore Visitor Data from time to time as part of comScore’s corporate marketing programs; provided, however, such access and use must be provided free of charge

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and comScore shall use its best efforts to preserve the trading and investing value to Citadel of the Licensed Materials by limiting and delaying such access and use by the general media. Subject to comScore’s obligations under Section 2.1.1 and this Section 2.4.2.2 and subject to the license granted under Section 2.1.1, there shall be no restriction on the ability of the general media to publish the comScore Transaction Data and the comScore Visitor Data, or to receive the comScore Data for purposes outside of the Field of Use.

2.4.2.3	Strategic Acquisitions. comScore reserves the right to provide Third Parties (other than Citadel Competitors) that are not Financial Companies with access to the comScore Data for the limited use by such Third Parties solely to determine whether to acquire capital stock or assets of, or otherwise consolidate or merge with, a target company primarily for strategic, not financial, reasons. comScore reserves the right to provide Third Parties (other than Citadel Competitors) that are Financial Companies with access to the comScore Data for the limited use by such Third Parties solely to determine whether to acquire all or substantially all of the capital stock or assets of, or otherwise consolidate or merge with, a target company primarily for strategic, not financial, reasons; provided, however, comScore shall not provide such comScore Data until [* * * *] business days following the date such comScore Data is made available to Citadel. comScore shall require that such Third Party only uses the comScore Data as expressly permitted by this Section 2.4.2.3. By way of example, a Third Party that desires to acquire or invest in a company primarily based on how such company’s current operations would fit into the Third Party’s current operations may use the comScore Data to solely evaluate an acquisition or investment of such company.

2.4.2.4	Non-Financial Companies. Notwithstanding comScore’s obligations or the scope of the license granted under Section 2.1.1, comScore is not required to expressly prohibit any Third Parties that are not Financial Companies from using the Licensed Materials within the Field of Use; provided, however, comScore shall not grant any rights to such Third Parties within the Field of Use and shall use its best efforts to cause such Third Parties to expressly agree not to use the comScore Data for any purpose within the Field of Use.

2.4.2.5	Third Parties. Without limiting comScore’s obligations or the scope of the license granted under Section 2.1.1 and notwithstanding compliance with Section 2.4.2.4, comScore shall use its best efforts to prevent all Third Parties from using

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the comScore Data within the Field of Use. Notwithstanding anything to the contrary contained in this Agreement (other than as expressly permitted under Sections 2.4.1.1, 2.4.1.2, 2.4.1.3, and 2.4.1.4), comScore shall not grant any rights to, or otherwise provide or make available, comScore Data to any Third Party that comScore knows, or should have known, will use, has used or uses the comScore Data within the Field of Use.

2.4.2.6	Use of comScore Data by Director Position held by Citadel. Notwithstanding anything to the contrary, this Agreement does not restrict the use of the Licensed Materials by any individual serving as a corporate director of comScore on behalf of Citadel.
2.5	Escrow of Source Code.
2.5.1.	As soon as practicable, but in any event within 45 days, after the execution of this Agreement, comScore shall place and maintain a copy of all source code and together with all documentation reasonably necessary for Citadel to fully maintain, modify and utilize the comScore Software (excluding any Third Party applications) (hereinafter referred to as “Source Code”) for any comScore Software provided or made available under this Agreement to the extent comScore does not deliver complete source code to Citadel, including updates and upgrades thereto (to be deposited from time to time, and in any event not later than thirty (30) days after delivery of any enhancements, updates, upgrades, or releases of the comScore Software), in an escrow account with a nationally recognized, independent, financially sound third party reasonably acceptable to Citadel (the “Escrow Agent”), pursuant to the terms of a master escrow agreement (the “Escrow Agreement”) among comScore, Citadel and the Escrow Agent. The Escrow Agreement shall contain mutually agreeable provisions for release of the Source Code to Citadel (including, at a minimum, the release conditions for the Source Code contained in Section 2.5.6 below). Citadel shall be responsible for the costs associated with set up and maintenance of such Escrow Account.

2.5.2.	Without limiting the generality of the rights granted in Section 2.1, comScore hereby grants to Citadel a worldwide, fully paid nonexclusive license to access, use, operate, maintain, copy, modify, create derivative works from, install, enhance, and improve the Source Code, all to support and maintain the comScore Software (and all enhancements) for the purpose of accessing, operating, maintaining, copying, modifying, creating derivative works form, installing, enhancing, improving, developing and otherwise using the comScore Software, and for no other purpose. Such license shall be effective upon the proper release of the Source Code from the Escrow Agent, in accordance with the terms of the Escrow Agreement. comScore shall have no obligation to support or maintain any Source Code modified by any party other than comScore.

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2.5.3.	comScore shall retain all ownership rights, title and interest in and to the Source Code, including without limitation all patents, copyrights, trademarks, trade secrets and other intellectual property rights inherent therein.

2.5.4.	Any Source Code that Citadel receives under the Escrow Agreement shall be subject to the confidentiality provisions in this Agreement.

2.5.5.	Citadel may, at its expense, conduct an audit not more than once each calendar year of the Source Code held by the Escrow Agent to confirm the completeness and currency of such Source Code. To the extent such audit reveals that the Source Code maintained by the Escrow Agent is incomplete or not current, comScore shall promptly deliver current Source Code to the Escrow Agent and shall reimburse Citadel for the fees and expenses of such audit. Escrow Agent shall, at Citadel’s cost, provide Citadel a quarterly update regarding the version and release of any source code held in escrow.

2.5.6.	The Escrow Agreement shall provide for the release of the Source Code held by Escrow Agent to Citadel upon any of the following conditions: (i) comScore ceases to support the comScore Software in the manner required by this Agreement; (ii) comScore is adjudicated insolvent, or consents or acquiesces to the appointment of a receiver or liquidator; (iii) comScore’s board of directors or a majority of its shareholders take any action authorizing the dissolution or liquidation of comScore; (iv) comScore voluntarily or involuntarily becomes a debtor subject to proceedings under the United States Bankruptcy Code, comScore makes an assignment for the benefit of creditors, or a receiver is appointed for comScore; (v) comScore fails to continue to do business as a going concern; (vi) the termination of substantially all of comScore’s ongoing business operations relating to the subject to this Agreement; or (vii) any liquidation of comScore (excluding any assignment or change of control contemplated in Section 13.3), or any sale, assignment or foreclosure of or upon assets that are necessary for the performance by comScore of its responsibility under this Agreement.
3.	SERVICES
3.1	Engagement. Citadel hereby engages comScore to provide the Services and comScore Materials and comScore accepts such engagement.

3.2	Implementation. comScore shall provide personnel, its expertise and the technical, professional and project management services as are reasonably requested by Citadel. comScore shall also provide personnel, its expertise and the technical, professional and project management services necessary to provide, implement, deploy, provide training on and integrate the comScore Materials. comScore shall provide its own tools, equipment and other resources, including computer software and hardware, in order to carry out its responsibilities in performing the Services.

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3.3	Delivery and Access.
3.3.1.	comScore Data.
3.3.1.1	Real Time. Commencing no later than fifteen calendar days following the Services Commencement Date, comScore shall provide Citadel, in a manner and media reasonably requested by Citadel, with Real Time access to the comScore Data twenty-four hours per day, seven days per week, subject only to the following:
3.3.1.1.1	Raw Data comprising Visitor Data (as described in Section 1.1.1.1.1(i)) may be unavailable while comScore performs scheduled maintenance between the hours of 9 a.m. and 3 p.m. EST and during any unscheduled outages, such unscheduled outages not to exceed eighteen (18) hours per month. Notwithstanding the above, comScore shall make reasonable efforts to cause scheduled maintenance to occur outside of business hours.

3.3.1.1.2	comScore Data (other than the data described in Section 3.3.1.1.1) shall not be unavailable for more than ten (10) hours per month during any unscheduled outages (and there shall be no scheduled outages).
3.3.1.2	Identification. At all times, comScore shall identify such characteristics of all comScore Data as reasonably requested by Citadel, and at a minimum, shall identify the quality assurance, data integrity and privacy policy controls that have been applied to the comScore Data.

3.3.1.3	Duty to Collect and Update. During the Term, comScore shall continuously collect, produce and update the comScore Data.
3.3.2.	comScore Software, comScore Technology, comScore Syndicated Products, Non-Core Materials, comScore Developed Materials, Documentation and Know-How.
3.3.2.1	Delivery. Commencing on the Services Commencement Date, comScore shall provide to Citadel, in a manner and media reasonably requested by Citadel, the comScore Software, comScore Technology (including but not limited to detailed methodologies for weighting and projection factors), comScore Syndicated Products, Non-Core Materials, comScore Developed Materials, Documentation and those portions of the Know-How then-existing in tangible form.

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3.3.2.2	Certain Delivery Terms Regarding comScore Syndicated Products. Commencing on the Services Commencement Date, comScore shall provide Citadel with Real Time access to the comScore Syndicated Products. With respect to the comScore Signals in particular, in the event a comScore Signal is only available less than five days before the event to which it is directed, then Citadel, Grandfathered Data Clients, and Grandfathered Signal Clients shall have exclusive access for the initial half (1/2) of the time interval between issuance of the comScore Signal and the event. In the event a comScore Signal is issued so close in time to its event that it may only be issued and effectively utilized a single time, then comScore may release the comScore Signal to Citadel and the Grandfathered Signal Clients simultaneously. Upon expiration of comScore’s agreements with the Grandfathered Data Clients and the Grandfathered Signal Clients, comScore shall have no obligation to continue producing the comScore Signals.

3.3.2.3	Certain Delivery Terms Regarding comScore Macro Report. With respect to the comScore Macro Report, Citadel and the Grandfathered Data Clients shall receive access to the comScore Data utilized in the weekly report four (4) trading hours before any other parties receive access to the weekly report, and as to the monthly comScore Macro Report, Citadel shall receive such report concurrent with all other recipients. It is agreed that there may be circumstances where the comScore Data utilized in a weekly comScore Macro Report is only available less than four (4) trading hours before events or developments which would limit or eliminate the trading advantage provided by such report, and in such cases comScore will ensure that only Citadel and the Grandfathered Data Clients have advance access to such data for the initial half (1/2) of the time interval between availability of the report and the above referenced event or development. Upon expiration of comScore’s agreement with [* * * *], comScore shall have no obligation to continue producing the comScore Macro Report.

3.3.2.4	Duty to Update. comScore shall provide to Citadel, in a manner and media acceptable to Citadel in its reasonable discretion, updates, modifications, enhancements, patches, bug fixes and upgrades to the comScore Software, comScore Technology, comScore Syndicated Products, Non-Core Materials, comScore Developed Materials, Documentation and comScore Know How, as soon as such updates are used, licensed or developed by comScore or its Affiliates. comScore shall update the weighting and projection factors using its best practices and shall notify Citadel of such changes as set forth in Section 3.8.

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3.3.3.	Custom Collected Data. Commencing as set forth in the applicable Statement of Work, comScore shall provide Citadel, in a manner and media reasonably requested by Citadel, with Real Time access to the applicable Custom Collected Data, subject to the availability requirements set forth in Section 3.3.1.1 and any other terms and conditions set forth in the applicable Statement of Work.

3.3.4.	Telecommunications and Related Costs. Citadel shall be responsible for all telecommunication and data transfer charges and facilities required to provide Citadel with access to the comScore Data; provided, however, that comScore shall reasonably cooperate with Citadel so as to minimize Citadel’s expenses in connection therewith.
3.4	comScore Personnel — Services Commitment. Commencing on the date that is fifteen (15) calendar days following the Effective Date (the “Service Commencement Date”) and continuing throughout the Term, comScore shall provide Citadel with four thousand (4,000) hours per year (four thousand one hundred (4,100) hours during the one year period from the Service Commencement Date to the first anniversary thereof) (the “Services Commitment”) of comScore personnel time to perform Services requested by Citadel (including but not limited to any training as defined in Section 3.5, support, development or other services related to the comScore Materials requested by Citadel such as the development of a procedures manual or the delivery of comScore Data in formats and media requested by Citadel that differ from the format and media used by comScore in the ordinary course of its business). To the extent Citadel does not utilize the entire Services Commitment in a given year, the balance (not to exceed one thousand (1,000) hours per year) shall be carried forward until such hours are utilized. Each month, comScore shall provide Citadel with a written report detailing the Services performed by comScore and charged against the Services Commitment, the time spent on such Services (on a per resource, per hour basis), and such other information reasonably requested by Citadel. comScore personnel shall provide up to twenty-four (24) hours of Services per week at Citadel’s Chicago offices, as required by Citadel. Citadel shall provide comScore personnel performing Services at Citadel’s Chicago offices with work space as reasonably required to perform the applicable Services. Citadel will reimburse comScore for reasonable transportation and room and board expenses for comScore personnel providing Services at Citadel’s Chicago offices pursuant to the Services Commitment. At Citadel’s request, comScore shall provide resources in excess of the Services Commitment at an hourly rate equal to comScore’s Labor Cost (as defined in Section 3.6.3.3) multiplied by 1.43. comScore shall not assign any employee to provide Services to Citadel unless such comScore employee understands and has

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agreed to be bound by the obligation to maintain in strict confidence and not to misuse Citadel’s Confidential Information by executing and delivering Citadel’s form of nondisclosure agreement.

3.5	Training. As part of the Services Commitment as requested by Citadel, comScore will provide training to Citadel in the use, operation and maintenance of the comScore Materials. The training programs will be conducted on dates and at times reasonably requested by Citadel. The training programs will be designed and conducted in a manner so as to enable an adequate number, as determined by Citadel in its reasonable discretion, of Citadel’s personnel to utilize the comScore Materials as contemplated by this Agreement upon completion of such training and to provide ongoing training for Citadel’s other personnel. At Citadel’s option, training will be conducted at Citadel’s offices in Chicago at times reasonably requested by Citadel. comScore and Citadel will assume and be responsible for the payment of all transportation, room and board expenses of their respective employees in connection with such training.

3.6	Change Management; comScore Developed Materials; Citadel Owned Developed Materials. comScore and Citadel may enter into additional statements of work for the performance of additional services (including the provision of comScore Developed Materials and Citadel Owned Developed Materials) (“Additional Services”), whether related to the Licensed Materials or otherwise (each, a “Statement of Work”). In the absence of a specific, express agreement to the contrary, any such Statement of Work shall be governed by the terms and conditions of this Agreement. Citadel and comScore agree to process proposals for Additional Services, as follows:
3.6.1.	Requests. Citadel may at any time, and from time to time, request that comScore perform Additional Services for Citadel with reasonable advance written notice that includes a reasonably detailed specification of the nature, extent and desired timeframe for the work to be performed and specifies the desired pricing proposal.

3.6.2.	Proposals. Within a reasonable period (not to exceed ten (10) days, except in the case of requests that Citadel reasonably designates as constituting minor or urgent projects, in which case not to exceed three (3) business days) after receiving such a request from Citadel, comScore shall prepare and submit an initial proposal to Citadel that includes good faith pricing estimates and timelines for the project. If Citadel chooses to pursue its request further, comScore shall, within a reasonable period, prepare a written proposal that:
3.6.2.1	assesses the expected impact of such request on any Services or deliverables then being provided hereunder;

3.6.2.2	meets the pricing requirements set forth below;

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3.6.2.3	defines and describes how comScore would fulfill or satisfy such request, and describes any additional Services and deliverables to be provided by comScore pursuant thereto;

3.6.2.4	sets forth cost estimates, specifications, implementation plans and time schedules, with appropriate milestone and completion dates, anticipated by comScore in connection with fulfilling such request;

3.6.2.5	contains proposed completion and acceptance criteria; and

3.6.2.6	sets forth any other information comScore considers appropriate for inclusion.
3.6.3.	Pricing.
3.6.3.1	With respect to any request for Additional Services, comScore shall provide such Additional Services at prices not to exceed the sum of (i) comScore’s Labor Cost multiplied by 1.43, and (ii) the incremental increase in infrastructure costs required to provide such Additional Services (such as costs for additional servers, bandwidth and storage and other out-of-pocket costs incurred by comScore and agreed to by Citadel in advance including, for example, incentive costs to induce panelists to complete a survey) multiplied by 1.43 (collectively, the “Additional Services Fee”). The calculation of the Additional Services Fee shall not include travel, lodging, and living expenses of comScore personnel incurred in connection with the provision of Additional Services; provided, however, Citadel shall reimburse comScore for such actual reasonable expenses. Notwithstanding the above, Citadel may utilize hours available under the Services Commitment for the performance of Additional Services in lieu of the payment of the amount set forth in clause (i) in the preceding sentence; provided, however, the hours available under the Services Commitment shall be reduced at a rate of two (2) hours for each hour of Survey Services or services related to the generation or management of Private Panels actually performed by comScore’s Survey Services and Private Panel experts. Further, comScore shall provide such additional resources necessary to provide the requested Additional Services according to the schedule reasonably required by Citadel.

3.6.3.2	In the event Citadel provides comScore a license to Custom Collected Data as more particularly set forth in Section 4.2.3, Citadel shall receive a discount of ten percent (10%) on the Additional Services Fee.

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3.6.3.3	For purposes of this Agreement, “Labor Cost” shall mean, for each comScore employee performing services pursuant to a request by Citadel under this Section 3.6.3.1 or a request for hours in excess of the Services Commitment, the product of two (2) multiplied by the actual hourly salary of such employee multiplied by the number of hours such employee performed services pursuant to such request; and “actual hourly salary” shall mean the actual annual salary of such employee (not including any benefits, bonuses, incentive stock option compensation and any other non-cash compensation) divided by 2,000 hours.
3.6.4.	Acceptance of Proposal. If Citadel shall deem such proposal acceptable, and shall so notify comScore by a written purchase order or other writing executed by an authorized signatory of Citadel.

3.6.5.	Other Providers. As to any proposed Additional Services, comScore agrees that Citadel may solicit or accept bids from any service provider that it may also have requested comScore to perform and may award such work to any such bidder for any reason. Citadel shall use good faith and commercially reasonable efforts to notify comScore of any opportunities to bid for and subsequently to bid on the provision of services to Citadel that Citadel considers appropriate for comScore participation.
3.7	Cooperation. comScore shall cooperate as reasonably requested with other service providers of Citadel (excluding comScore Competitors) to coordinate the provision of Services with the services and systems of such other service providers, including any service provider providing services as described in Section 3.6.5.

3.8	comScore Methodologies. No later than the first day of each calendar quarter, comScore shall deliver to Citadel a written report setting forth the methodologies used to collect and process the comScore Data in sufficient detail to permit Citadel’s trading personnel to comprehend such methodologies in all material respects. Without limiting comScore’s obligation to provide such quarterly report, in the event comScore implements a material change to such methodologies during any quarter, comScore shall provide Citadel with a written summary of such change as soon as possible but no later than one (1) business day following the implementation of such change. Further, at any time, and from time to time, upon Citadel’s request, comScore shall provide Citadel with a written report on comScore’s methodologies at the level of detail required for the quarterly report described above, and the hours consumed by the preparation of such report shall be deducted from the Services Commitment.

3.9	Continuous Improvement. Throughout the Term, comScore shall develop and provide the comScore Materials and Services under quality assurance programs, and comScore shall pursue, from time to time, new technologies and procedures

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to improve the comScore Materials and Services or the delivery or provision thereof. comScore shall, as part of such pursuit, identify and apply proven techniques and tools from other non-proprietary installations within comScore’s operations or knowledge that could benefit Citadel’s use of the comScore Materials or Services either operationally or financially. Without limiting comScore’s obligations to provide the comScore Software, comScore shall use commercially reasonable efforts to make available to Citadel additional software and related tools to aid Citadel’s direct access and manipulation of the comScore Materials.

3.10	Root Cause Analysis. Upon comScore’s discovery of, or, if earlier, comScore’s receipt of a notice from Citadel in respect of comScore’s failure to provide any of the Services or comScore Materials in accordance with this Agreement, comScore shall promptly (and in any event within five (5) business days), perform a root-cause analysis to identify the cause of such failure. comScore shall use best efforts to, within ten (10) business days after such discovery or notice, provide Citadel with a written report detailing the cause of, and procedure for correcting, such failure and provide Citadel with reasonable evidence that such failures within comScore’s control will not likely recur. In any event, comScore shall provide such report within thirty (30) calendar days.

3.11	Disaster Recovery Plan. Within sixty (60) calendar days following the Effective Date, comScore shall develop and deliver to Citadel a disaster recovery plan (the “Disaster Recovery Plan”) applicable to the Services and comScore Materials and in accordance with market research industry best practices. Such Disaster Recovery Plan shall be subject to the review and approval of Citadel, such approval not to be unreasonably withheld. In connection with such review and approval, Citadel or its representatives may perform an operational audit of comScore’s facilities, networks, data centers, systems and service providers with respect to such Disaster Recovery Plan at its expense, and such audit shall not be counted as an operational audit for purposes of Section 14.14.3. Any parties conducting such review or audit must be bound by obligations of confidentiality substantially similar to those set forth in this Agreement. Citadel reserves the right to identify (at any time, and from time to time, during the one year period following the Effective Date) and notify comScore of such other items, in addition to the foregoing, as Citadel shall reasonably determine to be appropriate for inclusion in such Disaster Recovery Plan. Prior to each anniversary of the Effective Date during the Term, comScore shall revise the Disaster Recovery Plan as appropriate to reflect any changes to the comScore Materials, Services or related requirements and submit it to Citadel for review, comment, and approval, which shall not be unreasonably withheld. comScore shall implement and comply with the Disaster Recovery Plan.

3.12	Reports. During the Term, comScore shall provide Citadel with quarterly written reports detailing the metrics measured in connection with Section 3.3.1.1, Section 7.1.2 and Section 7.1.3.

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4.	CERTAIN PROPRIETARY RIGHTS
4.1	Citadel Proprietary Rights.
4.1.1.	Ownership of Citadel Owned Developed Materials. Notwithstanding anything to the contrary contained in this Agreement, all Citadel Owned Developed Materials shall be owned exclusively by Citadel (including all patents, copyrights, trade secrets or other intellectual property related thereto). To the extent that exclusive title and/or ownership rights may not originally vest in Citadel as contemplated herein, comScore hereby irrevocably assigns all right title and interest, including all patents, copyrights, trade secrets or other intellectual property and ownership rights, in the Citadel Owned Developed Materials to Citadel. comScore agrees and will cause its approved subcontractors and agents to agree, that with respect to any Citadel Owned Developed Materials that may qualify as a Work Made for Hire as defined in 17 U.S.C. §101, such Citadel Owned Developed Materials are and will be deemed a Work Made for Hire and Citadel will have the sole right to the copyright (or, in the event that any such Citadel Owned Developed Materials do not qualify as a Work Made for Hire, the copyright and all other rights thereto will be assigned as above. comScore is hereby granted a non-exclusive license to Citadel Owned Developed Materials solely for purposes of and during the term of carrying out its duties hereunder during the Term. To the extent that Citadel Owned Developed Materials are created by the embedding or compiling of comScore Materials with newly created tangible or intangible work product or developments, Citadel’s ownership interest shall not extend to the comScore Materials (including pre-existing or independently developed comScore Materials) included therein (which shall be licensed to Citadel pursuant to Section 2.1.1) but shall include the compilation or combination of tangible or intangible work product or developments that is a part of the Citadel Owned Developed Materials. comScore acknowledges that Citadel does not intend comScore to be a joint author of the Citadel Owned Developed Materials within the meaning of the Copyright Act of 1976, as amended, and that in no event shall any Citadel Owned Developed Materials be deemed to have been developed with the intent that comScore be a joint author thereof. comScore hereby agrees to deliver to Citadel all Citadel Owned Developed Materials (including, as to any Citadel Owned Developed Materials that consists of software, all source code and documentation). comScore acknowledges and agrees that the Custom Collected Data are owned by Citadel and shall not be used or disclosed by comScore except as set forth in this Section 4.1.1 and Section 4.2.3.

4.1.2.	Treatment of and Access to Internal Citadel Data.
4.1.2.1	Notwithstanding anything to the contrary herein, Citadel shall be and remain, at all times, the sole and exclusive owner of the

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Internal Citadel Data (including any modification, compilation, or derivative work therefrom and all intellectual property and proprietary rights contained therein or pertaining thereto) and, effective in each case upon the creation of such items, comScore hereby assigns the same to Citadel. For purposes of this Agreement, “Internal Citadel Data” shall mean, in or on any media or form of any kind: (a) all data or summarized data related to Citadel, and all data indexing such data, including data that is in Citadel’s databases or otherwise in Citadel’s possession on the Service Commencement Date or at any time from such date; (b) all other Citadel records, data, files, input materials, processed data, reports and forms that may be received, computed, developed, used, or stored by comScore, or by any of comScore’s permitted subcontractors, for Citadel in the performance of comScore’s duties under this Agreement; and (c) any information, output or material generated by Citadel running the comScore Software or using the comScore Technology.
4.1.2.2	Solely to the extent made available to comScore and permitted by any applicable Third Parties, comScore is hereby granted a license to use the Internal Citadel Data solely for purposes of and during the term of carrying out its duties hereunder and solely to the extent that comScore requires access to such data to provide the Services as contemplated by this Agreement during the Term. comScore shall not commercially exploit the Internal Citadel Data, or do any other thing that may in any manner adversely affect the integrity, security or confidentiality of such items.
4.2	comScore Proprietary Rights.
4.2.1.	comScore Materials. Except as provided in Section 2 and Section 4.1.1, comScore shall retain all proprietary and intellectual property rights in and to the comScore Materials.

4.2.2.	Certain Restrictions on Custom Coded Data. In no event shall comScore or its Affiliates grant any Third Party any rights to the Custom Coded Data within the Field of Use and in no event shall comScore or its Affiliates use the Custom Coded Data within the Field of Use (except as expressly permitted in Section 2.4.2.4), whether or not for its own account; provided, however, Citadel acknowledges that comScore may license the Custom Coded Data to Grandfathered Data Clients solely in the event each such Grandfathered Data Client (i) expressly requests such Custom Coded Data without any solicitation from comScore (it being acknowledged that the existence of Custom Coded Data is Confidential Information of Citadel and that comScore shall not disclose the existence

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thereof to the Grandfathered Data Clients) and (ii) pays comScore no less than the amounts paid by Citadel to comScore for such Custom Coded Data. Subject to Section 2.3.2 and in accordance with the reservations of rights set forth in Section 2.4.2.4, comScore may use and disclose the Custom Coded Data outside the Field of Use.
4.2.3.	License to Custom Collected Data. Subject to the prior written consent of Citadel in each instance (which consent may be withheld in Citadel’s sole discretion) and the provision of the ten percent (10%) reduction in the Additional Services Fee for the applicable Custom Collected Data, Citadel shall grant to comScore and its Affiliates a perpetual, non-transferable, worldwide, royalty-free, non-exclusive license to use, distribute and sublicense the Custom Collected Data solely for purposes outside the Field of Use; provided, however, (i) in no event shall comScore distribute or make the Custom Collected Data available to [* * * *] or any other Citadel Competitor, and (ii) comScore shall require that Custom Collected Data is not further resold by its clients or other sublicensees, subject to the reservation of rights set forth in Section 2.4.2.4.
5. RELATIONSHIP MANAGEMENT
5.1	Steering Committee. The parties shall establish and maintain an advisory oversight committee (the “Steering Committee”), which shall be composed of an equal number of comScore’s representatives and Citadel’s representatives. The initial representatives and their positions with Citadel and comScore, respectively, are set forth in Schedule 5. The members appointed by either party may be replaced at the discretion of such party. The general responsibilities of the Steering Committee shall be: (i) to monitor the general progress of the performance of this Agreement; (ii) to analyze and attempt to resolve matters referred by the Contract Executives; (iii) to review comScore’s service performance and recommend remedial actions to resolve any performance deficiencies; (iv) to consider and recommend to authorized management approval or rejection of proposed Statements of Work. The Steering Committee shall meet once per month, or more frequently as requested with ten (10) days’ prior written notice, by either Citadel and comScore, and at these meetings shall discuss reports prepared by the Contract Executives with respect to the status of the performance of this Agreement and significant events that have occurred since the previous meeting. Such meetings shall be in person in or near Chicago, Illinois, provided that they may be by telephone if requested by Citadel.

5.2	Contract Executives. Each party shall appoint an individual (the “Contract Executive”) to act as the primary liaison between the parties with respect to the management of this Agreement and the parties’ relationship hereunder. The initial Contract Executives and their positions with Citadel and comScore, respectively, are set forth on Schedule 5. comScore’s Contract Executive shall have overall responsibility for directing all of comScore’s activities hereunder, and shall be vested with all necessary authority to fulfill that responsibility.

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5.3	Individual Performance. If Citadel believes that the performance or conduct of any comScore employee or independent contractor is, for any lawful reason, unsatisfactory to Citadel or is not in compliance with the provisions of this Agreement, Citadel may so notify comScore and upon any such notice comScore shall promptly remedy the performance or conduct of such person, or, if the conduct or performance has not been corrected within fourteen (14) days after Citadel provides comScore notice of the problem, then, at Citadel’s request, comScore shall replace such person with another person.

5.4	Specific Personnel. comScore shall use its best efforts to provide Citadel with its personnel most capable to perform the particular Services required or requested hereunder. Without limiting the generality of the foregoing, Citadel may request that comScore provide specified individuals to perform Services hereunder, and comScore shall use its best efforts to accommodate such requests. Following the assignment of any comScore personnel to perform Services for Citadel under this Agreement, comScore shall use its best efforts to retain such personnel, maintain the assignment of such personnel to Citadel and otherwise continue to deploy such personnel to provide Services to Citadel. In no event shall comScore induce or attempt to induce any such personnel to transfer or request a transfer from such personnel’s assignment on Citadel projects.

5.5	Transfer of Certain Personnel. With respect to each person who provides Services to Citadel under this Agreement, without the prior written consent of Citadel, such consent not to be unreasonably withheld, comScore shall not permit such person, either during the time such individual is engaged or assigned to provide Services to Citadel or during the two (2) years after such individual ceases to provide such Services, to provide services as a comScore employee to any Grandfathered Data Client, Grandfathered Signal Client, or any of their Affiliates.

5.6	Dispute Resolution.
5.6.1.	Problems. In the event of a dispute hereunder, the Steering Committee shall discuss and make an effort to resolve such dispute at or prior to the next scheduled Steering Committee meeting. If the Steering Committee shall have executed a written resolution of the dispute, each party shall begin performance in accordance with such resolution, provided that no agreement of the Steering Committee may amend or modify the terms of this Agreement without the concurrence of authorized management from both parties. At any time, a party may refer a dispute to be resolved by the Chief Operating Officer of Citadel and the Chairman of comScore (the “Senior Executives”).

5.6.2.	Unresolved Disputes. If any dispute arises between the parties, and the disputed matter has not been resolved by the Steering Committee within ten (10) days after such dispute has come to their attention, and the disputed matter has not been resolved by the Senior Executives, within

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twenty (20) additional calendar days, or such longer period as agreed to in writing by the parties, and without regard to whether either party has contested whether these procedures, including the duty of good faith, have been followed, each party shall have the right to commence any legal proceeding in a court of competent jurisdiction as permitted by law.
5.7	No Termination or Suspension of Services. Notwithstanding anything to the contrary contained herein, and even if any dispute arises between the parties and regardless of whether or not it requires at any time the use of the dispute resolution procedures described above, in no event nor for any reason shall comScore interrupt or delay the provision of Services or comScore Materials to Citadel on a Real Time basis, disable the comScore Materials or any portion thereof or any deliverable hereunder, or perform any other action that prevents, slows down, or reduces in any way the provision of the comScore Materials or Services or Citadel’s ability to conduct its business, unless: (i) authority to do so is granted by Citadel in writing or conferred by a court of competent jurisdiction; or (ii) this Agreement has been terminated by Citadel pursuant to Section 11.3.

5.8	Injunctive relief. Neither party shall be obligated to follow the procedures set forth in Sections 5.6.1 and 5.6.2 in order to seek injunctive relief for violations of Sections 2, 4, 9 and 10.
6. LICENSE FEES AND PAYMENT TERMS
6.1	Total Price. Except for amounts payable for Additional Services, resources in excess of the Services Commitment, travel, room and board reimbursements for services provided as part of the Services Commitment as specified in Section 3.4, telecommunications cost reimbursements as specified in Section 3.3.4 and approved by Citadel in writing, applicable Third Party license fees as specified in Section 6.8, and the Revenue Share Reimbursement, the total consideration payable to comScore under this Agreement shall consist of the license fee payments set forth below (the “License Fee”). No other fees or charges of any kind whatsoever shall be payable or reimbursable under this Agreement in respect of the comScore Materials or comScore’s obligations to provide any Services hereunder.

6.2	License Fees.
6.2.1.	Initial Term. For each Contract Year of the Initial Term, Citadel shall pay to comScore an annual License Fee as follows:
6.2.1.1	Six Million Five Hundred Thousand Dollars ($6,500,000), payable on the Effective Date; and

6.2.1.2	Three Million Dollars ($3,000,000), payable on the first, second, third and fourth anniversaries of the Effective Date.

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6.2.2.	Renewal Terms. For each Contract Year during any Renewal Term, Citadel shall pay to comScore an annual License Fee equal to the Renewal License Fee. Each Renewal License Fee payment will be made as follows:
6.2.2.1	On the first day of the Renewal Term and on each anniversary thereafter, Citadel shall pay the Preliminary Renewal License Fee; and

6.2.2.2	Within thirty (30) days following receipt of comScore’s audited financial statements for the then completed fiscal year, audited by an independent certified public accountant (the parties acknowledge that such accountant may be the accountant approved by the comScore board of directors to prepare comScore’s audited financial statements), if the Renewal License Fee exceeds the Preliminary Renewal License Fee, Citadel shall pay an amount equal to the underpayment, subject to the Maximum License Fee. Otherwise, if the Renewal License Fee is less than the Preliminary Renewal License Fee, then comScore shall refund an amount equal to the overpayment no later than thirty (30) days following the availability of audited financial statements (approximately one hundred twenty (120) days from the end of the completed fiscal year), subject to the Minimum License Fee. comScore acknowledges that its fiscal year ends January 31st, and comScore shall promptly notify Citadel of any change to its fiscal year end.
6.2.3.	Payment of Final Annual License Fee of the Initial Term or Renewal Term. Notwithstanding anything to the contrary contained in this Agreement, in the event Citadel gives written notice of termination pursuant to Section 11.1, then Citadel shall pay the final annual License Fee as follows:
6.2.3.1	If during the Initial Term, Citadel shall pay One Million Dollars ($1,000,000), payable on the fourth anniversary of the Effective Date, and Five Hundred Thousand ($500,000), payable on each of the dates that are three, six, nine and twelve months following the fourth anniversary; and

6.2.3.2	If during a Renewal Term, Citadel shall pay one-third of the Preliminary Renewal License Fee, payable on the second anniversary of the first day of the Renewal Term, and one-sixth of the Preliminary Renewal License Fee, payable on each of the dates that are three, six, nine and twelve months following the second anniversary of the Renewal Term; provided, however, such payments shall be subject to the true-up set forth in Section 6.2.2.2, and any additional payments owed by Citadel shall be

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paid on a pro rata basis over the remaining payment dates and any overpayments shall be refunded by comScore pursuant to the terms of Section 6.2.2.2.
6.2.4.	Definitions.
6.2.4.1	“Contract Year” shall mean the yearly period commencing on the Service Commencement Date and each yearly period commencing on the anniversary of the Service Commencement Date during the Term.

6.2.4.2	“CPI Change” shall mean the percentage change between (i) the Consumer Price Index, All Urban Consumers, U.S. City Average, all items, most recently published (at the time of calculation) by the Bureau of Labor Statistics of the United States Department of Labor (or a successor agency of the United States government) and (ii) the comparable statistic published for the same month of the previous year. In the event the specified CPI statistic is not reasonably available for both the then current and previous year, the “CPI Change” shall be a reasonable measure of change in consumer prices reasonably determined by Citadel.

6.2.4.3	“Minimum License Fee” shall mean Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) for the first Contract Year of the first Renewal Term. Thereafter, the Minimum License Fee shall increase or decrease each Contract Year by the CPI Change plus an increase of two percent (2%) over the Minimum License Fee for the prior Contract Year. In no event shall the Minimum License Fee decrease below Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000).

6.2.4.4	“Maximum License Fee” shall mean Four Million Five Hundred Thousand Dollars ($4,500,000) for the first Contract Year of the first Renewal Term. Thereafter, the Maximum License Fee shall increase or decrease each Contract Year by the CPI Change plus an increase of two percent (2%) over the Maximum License Fee for the prior Contract Year. In no event shall the Maximum License Fee decrease below Four Million Five Hundred Thousand Dollars ($4,500,000).

6.2.4.5	“Preliminary Renewal License Fee” shall mean an amount equal to 3.75% of the product of the Fee Calculation Revenue for comScore’s last complete fiscal year multiplied by 110%; provided, however, in no event shall the Preliminary Renewal License Fee for any Contract Year be less than the Minimum License Fee or greater than the Maximum License Fee.

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6.2.4.6	“Renewal License Fee” shall mean an amount equal to 3.75% of the Fee Calculation Revenue for comScore’s then current fiscal year; provided, however, in no event shall the Renewal License Fee for any Contract Year be less than the Minimum License Fee or greater than the Maximum License Fee.

6.2.4.7	“Revenue” shall mean the audited net revenue of comScore for a fiscal year, determined in accordance with then-current United States generally accepted accounting principles, applied by comScore on a basis consistent with all prior accounting periods.

6.2.4.8	“Fee Calculation Revenue” shall mean Revenue less any and all amounts paid by Citadel to comScore under this Agreement during the applicable fiscal year plus One Million Dollars ($1,000,000).
6.3	Panel Credits. Each month, comScore shall provide Citadel with a report setting forth the number of Panelists Under Measurement for the immediately preceding thirty (30) day period, categorized according to panelists monitored outside the United States, at work, at home, and at school or university. For purposes hereof, “Panelists Under Measurement” shall mean the number of individuals aged two or older in a household for which comScore has measured any Internet activity and generated comScore Data in the thirty (30) day period immediately preceding such measurement. In the event the number of Panelists Under Measurement over any thirty (30) day period ending in a calendar month falls below [* * * *] in total, or [* * * *] people resident outside the U.S. or [* * * *] people monitored at work, or [* * * *] people monitored at school or university, or [* * * *] people resident in the U.S. that are using broadband or other high-speed means (including DSL, Cable, Satellite, T1 and T3) to access the Internet, Citadel shall receive a credit (the “Panel Credit”) as set forth below. Panel Credits shall be applied by Citadel against any amounts otherwise owed for Additional Services (if any) and against future License Fee payments and shall be carried forward until fully credited to Citadel. Upon any termination or expiration of the Agreement, comScore shall pay Citadel an amount equal to any Panel Credits.
6.3.1.	In the event the number of Panelists Under Measurement for the comScore Data falls below [* * * *] in total in any given month, Citadel shall receive a credit of $[* * * *] and an additional $[* * * *] for every [* * * *] Panelists Under Measurement less than [* * * *] for each such month that the number of Panelists Under Measurement falls below [* * * *].

6.3.2.	In the event the number of Panelists Under Measurement for the comScore Data falls below [* * * *] people resident outside the U.S in any given month, Citadel shall receive a credit of $[* * * *] and an additional $[* * * *] for every [* * * *] Panelists Under Measurement less than [* * * *] for each such month that the number of Panelists Under Measurement falls below [* * * *].

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6.3.3.	In the event the number of Panelists Under Measurement for the comScore Data falls below [* * * *] people monitored at work in any given month, Citadel shall receive a credit of $[* * * *] and an additional $[* * * *] for every [* * * *] Panelists Under Measurement less than [* * * *] for each such month that the number of Panelists Under Measurement falls below [* * * *].

6.3.4.	In the event the number of Panelists Under Measurement for the comScore Data falls below [* * * *] people monitored at school or university in any given month, Citadel shall receive a credit of $[* * * *] and an additional $[* * * *] for every [* * * *] Panelists Under Measurement less than [* * * *] for each such month that the number of Panelists Under Measurement falls below [* * * *].

6.3.5.	In the event the number of Panelists Under Measurement for the comScore Data falls below [* * * *] people resident in the U.S. that are using broadband or other high-speed means to access the Internet in any given month, Citadel shall receive a credit of $[* * * *] and an additional $[* * * *] for every [* * * *] Panelists Under Measurement less than [* * * *] for each such month that the number of Panelists Under Measurement falls below [* * * *].
6.4	Certain Payments for comScore Syndicated Products. In the event comScore must pay any revenue share amounts to a Third Party partner in connection with any comScore Syndicated Products delivered to Citadel pursuant to this Agreement, then Citadel shall pay comScore an amount equal to the actual revenue share paid by comScore to such Third Party partner (the “Revenue Share Reimbursement”); provided, however, Citadel shall have no obligation to make such payment unless (i) comScore provides Citadel with written notice of such payment (and the amount of such payment) prior to delivery of the applicable comScore Syndicated Product, (ii) Citadel notifies comScore in writing that it desires the applicable comScore Syndicated Product, and (iii) comScore provides Citadel with documentation sufficient to evidence comScore’s revenue share payment obligation and the actual payment thereof. In the event the comScore Syndicated Product is to be provided directly by a Third Party partner, then comScore shall ensure that the price to be paid by Citadel is no greater than the price paid by any Third Party customer and that such price shall be net of any revenue share otherwise payable to comScore. This Section shall not apply to the comScore Macro Report, comScore Signals or any “syndicated” products or services produced as of the Effective Date by comScore or a Third Party that are based upon, incorporate or use comScore Materials.

6.5	Payment of Invoices. Citadel shall pay all invoices properly issued in compliance with this Agreement within thirty (30) calendar days after receipt thereof. Citadel may, however, after giving comScore prior written notice with a reasonable description of the reasons, withhold payment of that portion of any invoiced amounts that Citadel disputes in good faith, pending resolution of the matter;

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provided, however, Citadel acknowledges it may not withhold more than fifty percent (50%) of the annual License Fee.
6.6	Taxes and Duties. Citadel shall be responsible for applicable state and local sales and use taxes imposed on charges for goods and services provided by comScore to Citadel under this Agreement. If Citadel is required by law to pay any withholding taxes imposed on any amount owed by Citadel to comScore hereunder, Citadel may deduct such taxes from such amount, provided that Citadel furnishes comScore (no later than the date on which such amount was due) with tax receipts certifying the payment of such withholding taxes. Citadel shall not be responsible for any taxes imposed on comScore arising from comScore’s consumption of goods and services in connection with this Agreement. Citadel shall not be responsible for any other taxes, assessments, duties, permits, tariffs, fees or other charges of any kind.

6.7	Services under Statements of Work. Citadel shall pay for any services under a Statement of Work on the basis set forth in such Statement of Work.

6.8	Third Party Fees. If the payment of fees to Third Parties are required for the use by Citadel of the Third Party applications listed on Schedule 1.1.1.2, or any Third Party applications, models, algorithms, or analytical tools licensed by comScore following the Effective Date, then Citadel shall bear all such Third Party fees if Citadel requests license rights thereto; provided, however, that comScore shall reasonably cooperate with Citadel so as to minimize Citadel’s expenses in connection with obtaining such licenses. ComScore shall pay the Third Party fees referenced herein for any Third Party applications licensed by comScore as of the Effective Date unless the amount of such fees are expressly set forth in Schedule 1.1.1.2.

6.9	Most Favored Customer.
6.9.1.	Most Favored Price Obligation. On an annual basis and at least thirty (30) calendar days prior to the anniversary of the Services Commencement Date, comScore shall review the pricing of Additional Services to Citadel and the pricing of all other substantially similar services provided to other established comScore customers. If, after using its best efforts to compare the pricing on said services, it is determined that, on average, any established client is receiving services at materially lower prices than Citadel for substantially similar services, a proportionate reduction will be made in the Labor Cost and the margin applied to the Labor Cost pursuant to Section 3.6.3.1, and the incremental infrastructure costs for the ensuing year. For purposes hereof, “established customer” shall be defined as a customer who has an annual contract with the Company for no less than $500,000 per year.

6.9.2.	Certification. From time to time, but in any event no more than once annually, comScore’s Chief Financial Officer shall, upon written request

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from Citadel, promptly certify in writing that comScore is in compliance with this Section.
7. REPRESENTATIONS AND WARRANTIES
7.1	Representations and Warranties of comScore. comScore represents, warrants and covenants solely for the benefit of Citadel and its Affiliates as follows.
7.1.1.	Data. During the Term the comScore Data will be collected and processed in accordance with the methodology described in the Specifications and Schedule 7.1.1 (including the quality control procedures described therein), will be reasonably free from any material delays or material errors related to the collection of comScore Data, the application of projection and weighting factors to the comScore Data and panels to map actual consumer online activity from work, home and university, the maintenance and construction of panels, and will include the data described in the Schedule 1.1.1.1. Subject to comScore’s obligation to notify Citadel of changes to the methodology as specified in Section 3.8, Citadel acknowledges that comScore may enhance or otherwise improve its methodology as it deems appropriate.

7.1.2.	Certain Standards. During the Term, comScore’s systems and processes shall meet or exceed the minimum standards set forth in Schedule 7.1.2.

7.1.3.	Panelists. As of the June 30, 2003, the number and type of Panelists Under Measurement used by comScore to generate the comScore Data shall be as set forth in Schedule 7.1.3, and there has been no material change in the number and type of such panelists since June 30, 2003. The number and type of Panelists Under Measurement shall not fall below [* * * *] in total, or [* * * *] people resident outside the U.S. or [* * * *] people monitored at work, or [* * * *] people monitored at school or university, or [* * * *] people resident in the U.S. that are using broadband or other high-speed means to access the Internet.

7.1.4.	comScore Materials; Citadel Owned Developed Materials. During the Term the comScore Materials will conform to Schedule 7.1.1, and will be reasonably free from any material defects, and will perform in accordance with the applicable Specifications. During the Term, the comScore Software (other than Third Party applications specified on Schedule 1.1.1.2) and Technology will include all the functionality described in Schedules 1.1.1.2 and 1.1.1.3. The Citadel Owned Developed Materials (other than Citadel Owned Developed Materials developed solely or primarily by Citadel) will be free from any material defects and will perform in accordance with the applicable Specifications.

7.1.5.	Services. The Services (including but not limited to the collection and processing of comScore Data) will be performed in a timely, competent,

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professional manner and in accordance with the requirements hereof and the highest applicable industry standards and practices.
7.1.6.	Documentation. The Documentation will be an accurate description of the comScore Materials, will provide sufficient information for the operation and use thereof and will meet industry standards for detail and accuracy.

7.1.7.	Computer Viruses. comScore shall use comScore’s best practices (and in no event less than commercially reasonable practices) regularly to identify, screen, and prevent any Disabling Device in resources utilized by comScore or made available by comScore to Citadel and used by Citadel in connection with the receipt of the Services, comScore Materials and Citadel Owned Developed Materials, and shall not itself intentionally or negligently install any Disabling Device in resources utilized by comScore, Citadel, or any permitted subcontractor, in connection with the provision or receipt of the Services, comScore Materials or Citadel Owned Developed Materials. comScore shall assist Citadel in reducing the effects of any Disabling Device discovered in any resource related to the provision or receipt of the Services, comScore Materials or Citadel Owned Developed Materials, especially if causing a loss of operating efficiency or data, and comScore shall, to the extent authorized and requested by Citadel, be responsible for modifying or repairing Citadel’s systems and restoring Citadel’s data in the event of any breach of this Section by comScore. For purposes of this Agreement, “Disabling Device” means any timer, clock, counter, or other limiting design or routine that may cause software or any data generated or used by it to be erased, become inoperable or inaccessible, or that may otherwise cause such software to become temporarily or permanently incapable of performing in accordance with this Agreement, including, without limitation any Disabling Device that is triggered after use or copying of such software or a component thereof a certain number of times, or after the lapse of a period of time, or in the absence of a hardware device or after the occurrence or lapse of any other triggering factor or event. Disabling Device also includes any software commonly referred to as a computer virus, Trojan horse or other malicious or surreptitious code.

7.1.8.	Authority. comScore has the full right, power and authority to enter into this Agreement and to fully perform its obligations hereunder including, without limitation to grant the exclusive licenses provided for herein, provide the Services and deliver the comScore Materials and Citadel Owned Developed Materials (other than Citadel Owned Developed Materials developed solely or primarily by Citadel) as provided herein.

7.1.9.	Title. comScore has good title to the comScore Materials, free and clear of any security interests, liens, covenants, restrictions and other encumbrances which would interfere with Citadel’s rights hereunder.

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7.1.10.	Non-contravention. The performance of its obligations and the grant of any and all rights to Citadel under this Agreement (including exclusive rights) do not and shall not constitute a breach (or an event which, with the passage of time or giving of notice, would constitute a default or breach) or violation of, or conflict with or constitute a default, or give rise to any right of termination or acceleration under, any separate agreement or order of any court or governmental agency by which comScore or any of its personnel performing Services are bound.

7.1.11.	Intellectual Property. The Services, comScore Materials and Citadel Owned Developed Materials (other than Citadel Owned Developed Materials developed solely or primarily by Citadel) (including the Know-How, Intellectual Property and Documentation related thereto), or any portion thereof, do not and shall not infringe, violate, misappropriate or dilute any intellectual property rights of any third party (including but not limited to any patents, copyrights, trademarks or trade secrets), and neither performance hereunder nor Citadel’s exercise of its rights hereunder, will infringe or otherwise violate any statutory or other rights of any third party in or to any intellectual property rights therein including but not limited to patents, copyrights, trademarks or trade secrets; and, no third party has asserted, is asserting or, to comScore’s knowledge, has or will have any reasonable basis to assert a claim of any of the foregoing.

7.1.12.	Third Party Infringement. To the best of comScore’s knowledge, no Third Party is infringing or has misappropriated any of comScore rights in and to the comScore Materials.

7.1.13.	Third Party Licenses. Except as expressly provided herein, comScore currently is not licensing comScore Materials to any Third Party to be used, distributed or resold within the Field of Use.

7.1.14.	Applicable Laws. comScore shall at all times perform its obligations hereunder in compliance with all applicable foreign, domestic, state, and local laws and regulations of all applicable foreign and domestic jurisdictions, and in such a manner as not to cause Citadel to be in material violation of any applicable laws or regulations, including but not limited to any banking and securities laws and regulations and investment advisory laws or regulations (including without limitation the Securities Act of 1933, the Investment Advisers Act and any successor law, and regulations and rules issued pursuant to such acts or successor laws), and applicable laws and regulations of any foreign, domestic, state, or local authority regulating health, safety, employment, the environment, security, exportation, privacy, personally identifiable information or telecommunications. comScore represents, warrants and covenants that its collection, processing, access, use, distribution and disclosure of comScore Data and any other data made available to Citadel in connection with this Agreement, at all times have complied with and shall comply with all

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applicable foreign, domestic, state, and local laws and regulations of all applicable foreign and domestic jurisdictions as they may be amended from time to time.

7.1.15.	Future Agreements. During the Term, comScore shall not enter into any agreement with any third party that is inconsistent with any of the provisions hereof.

7.1.16.	Additional Rights. comScore has secured all appropriate Third Party software and other proprietary rights necessary for Citadel to exercise its rights to any software, method, know-how or data (including the comScore Software, the comScore Know How and the comScore Technology) provided or made available to Citadel to aid use of the comScore Materials under this Agreement.

7.1.17.	Information Delivered to Citadel. As of the date furnished, no statement contained in writing in any comScore proposal materials (including all communications received by Citadel from comScore) contained any untrue statement of a material fact or omitted any material fact necessary to make the statements made not misleading.

7.1.18.	Misrepresentations. comScore has not made, in any written or oral communication with or provided to Citadel or its Affiliates (including the negotiation of this Agreement), any material misrepresentations (whether through any untrue statement of a material fact or an omission of any material fact necessary to make such communication not misleading) regarding or concerning comScore, or, individually or collectively: (i) their capabilities as competent, qualified, experienced providers of Services; (ii) their abilities to, or the manner in which they shall, perform the Services, provide the comScore Materials , and develop, implement, operate, support, and maintain the comScore Materials , in accordance with this Agreement; (iii) their businesses, operations, or financial condition or any financial statements, reports, and other similar materials or information furnished to Citadel in connection herewith; or (iv) any of the specific Services to be performed or deliverables to be provided hereunder.

7.1.19.	Pending Litigation. As of the Effective Date, there is no outstanding litigation, arbitrated matter or other dispute to which comScore is a party that, if decided unfavorably to comScore, would reasonably be expected to have a potential or actual material adverse effect on comScore’s ability to fulfill its obligations hereunder
7.2	Further Assurances. comScore acknowledges that concurrently herewith it has delivered to Citadel such documents, in form and scope acceptable to Citadel, to assure Citadel that (i) comScore has the full right, power and authority to enter into this Agreement and to fully perform its obligations hereunder including,

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without limitation to grant the licenses provided for herein, provide the Services and deliver the comScore Materials as provided herein, (ii) the performance of comScore’s obligations and the grant of any and all rights to Citadel under this Agreement (including exclusive rights) do not and shall not constitute a breach (or an event which, with the passage of time or giving of notice, would constitute a default or breach) or violation of, or conflict with or constitute a default, or give rise to any right of termination or acceleration under, any separate agreement or order of any court or governmental agency by which comScore or any of its personnel performing services to comScore are bound. Following the Effective Date, without further consideration, comScore shall take all such other action and shall procure or execute or have executed, acknowledge, and deliver all such further documents as Citadel may reasonably request to assure Citadel as to the matters described in this Section 7.2.
7.3	Representations and Warranties of Citadel. Citadel represents, warrants and covenants solely for the benefit of comScore as follows:
7.3.1.	Citadel has the full, right, power and authority to enter into this Agreement and to fully perform its obligations hereunder.

7.3.2.	The performance of its obligations under this Agreement shall not be a breach of any separate agreement by which Citadel is bound.
In addition, Citadel acknowledges that the representation and warranty provided by comScore in Section 7.1.14 is not intended to relieve Citadel of its obligations to comply with all foreign, domestic, state, and local laws and regulations that apply to Citadel.

7.4	Disclaimer. THE FOREGOING, TOGETHER WITH ALL EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, CONSTITUTES AND EXPRESSES THE ENTIRE STATEMENT OF THE PARTIES WITH RESPECT TO WARRANTIES. COMSCORE AND CITADEL DISCLAIM ALL OTHER WARRANTIES WITH RESPECT TO THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
8. INDEMNIFICATION
8.1	Indemnification by comScore. comScore shall defend, indemnify and hold Citadel and its Affiliates, and any of their respective shareholders, members, partners or other beneficial owners, directors, officers, employees and agents harmless and shall pay all third party claims, losses, damages, fees, expenses or costs (including reasonable attorneys’ fees): (i) based on allegations of bodily injury (including death) or damage to tangible personal or real property, to the extent that such injury or damage arises from the negligence of, or breach of this Agreement by, comScore in connection with the matters that are the subject of

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this Agreement; (ii) arising from or relating to comScore’s material breach of its obligations, representations, warranties or covenants hereunder; or (iii) arising from or relating to any infringement, misappropriation or dilution of any Third Party’s intellectual property rights (including but not limited to patents, copyrights, trademarks and trade secrets) by any of the Services, comScore Materials or Citadel Owned Developed Materials (or any portion or use thereof). In the event that any Services, comScore Materials or Citadel Owned Developed Materials (other than Citadel Owned Developed Materials developed solely or primarily by Citadel) provided or made available by comScore is alleged or found to be misappropriated from, or to infringe on the intellectual property rights of, a third party, comScore shall, in addition to the foregoing indemnification obligation, endeavor, at its option and expense, to either: (x) secure a license to use such portion to enable such Services, comScore Materials or Citadel Owned Developed Materials (other than Citadel Owned Developed Materials developed solely or primarily by Citadel) to be utilized in a manner consistent with the terms of this Agreement, or (y) replace the same with other intellectual property assets as are needed to enable comScore to continue performing, and Citadel to continue receiving the full benefit of, the Services, comScore Materials and Citadel Owned Developed Materials in accordance with the terms of this Agreement, or (z) modify the Services, comScore Materials or Citadel Owned Developed Materials, as applicable, so that it no longer infringes or misappropriates the rights of others, while still meeting the requirements of this Agreement.
8.2	Indemnification by Citadel. Citadel shall defend, indemnify and hold comScore and its Affiliates, and their respective shareholders, members, partners or other beneficial owners, directors, officers, employees and agents harmless and shall pay all third party claims, losses, damages, fees, expenses or costs (including reasonable attorneys’ fees) based on allegations of bodily injury (including death) or damage to tangible personal or real property, to the extent that such injury or damage arises from the negligence of, or breach of this Agreement by, Citadel in connection with the matters that are the subject of this Agreement.

8.3	Procedure. The obligations set forth in Sections 8.1 and 8.2 shall apply only if the party seeking indemnification (the “Indemnified Party”): (i) notifies in writing the party against whom indemnification is sought (the “Indemnifying Party”) of the existence of any such claims, losses, damages, fees, expenses or costs; (ii) tenders sole control of the defense and settlement of any such claims, losses, damages, fees, expenses or costs to the Indemnifying Party, except as provided hereunder; and (iii) provides reasonable assistance to the Indemnifying Party with respect to the defense and settlement of any such claims, losses, damages, fees, expenses or costs, at the Indemnifying Party’s sole cost and expense. No settlement of a claim that involves a remedy other than the payment of money by Indemnifying Party shall be entered into without the consent of Indemnified Party, which consent will not be unreasonably withheld or delayed. The Indemnified Party shall have the right to participate, at its sole cost and expense, in the defense and settlement of any such claims, losses, damages, fees, expenses or costs.

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8.4	Contribution. If the indemnification provided for in Sections 8.1 and 8.2 is held by a court of competent jurisdiction to be unenforceable in favor of an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. If any claim, action or proceeding is described in both Sections 8.1(i) and 8.2 and is brought against both comScore and Citadel and both comScore and Citadel suffer losses, liability damages, or expenses, the parties shall contribute to the amount of such losses, damages, fees and expenses in such proportion as is appropriate to reflect the relative fault of the parties in connection with the matter that resulted in such loss, liability, damage, or expense as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent the subject matter that resulted in such loss, liability, damage, or expense.

8.5	Potential Infringement. Each party (the “Notifying Party”) shall give the other party prompt written notice of any potential infringement, misappropriation or dilution of a party’s intellectual property rights (including but not limited to patents, copyrights, trademarks and trade secrets) by a Third Party of which the Notifying Party has knowledge and any potential infringement, misappropriation or dilution by the Notifying Party of any third party’s intellectual property rights (including but not limited to patents, copyrights, trademarks and trade secrets) of which the Notifying Party has knowledge. comScore shall give Citadel prompt written notice of any potential infringement, misappropriation, dilution, or violation of the Field of Use by any Third Party of which comScore has knowledge or reason to believe is infringing, misappropriating, diluting, or violating.
9. CONFIDENTIAL INFORMATION
9.1	Definition. For purposes of this Agreement, “Confidential Information” shall mean all data and information of a confidential nature (in any form whatsoever) that are disclosed or made available by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) under or in connection with this Agreement (regardless of whether such data or information is marked confidential) including but not limited to the existence and terms of this Agreement. comScore Confidential Information shall include, without limitation, all of the comScore Materials, and any and all of comScore’s business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, proprietary ideas, concepts, know-how, methodologies and all other proprietary information related to comScore’s

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business and/or the business of any of its Affiliates, and Citadel Confidential Information shall include, without limitation, all Citadel Owned Developed Materials, and any and all of Citadel’s business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, proprietary ideas, concepts, know-how, methodologies and all other proprietary information related to Citadel’s business and/or the business of any of its Affiliates. Notwithstanding anything to the contrary, Confidential Information shall not include information or data that the Receiving Party can demonstrate: (i) are now or hereafter become part of the public domain through no fault of the Receiving Party; (ii) were in the Receiving Party’s possession prior to its disclosure to the Receiving Party by the Disclosing Party; (iii) were disclosed to the Receiving Party by a third party on a non-confidential basis, provided that such disclosure by the third party did not breach any confidentiality obligations; (iv) were independently developed by the Receiving Party; or (v) are disclosed pursuant to applicable law or court order (but only with respect to such disclosure); provided that the Receiving Party shall give the Disclosing Party prior written notice of such requirement or order and cooperate with the Disclosing Party in connection with such disclosure of the Confidential Information.
9.2	Confidentiality Obligations. With respect to any Confidential Information, the Receiving Party (including its principals, directors, officers, employees and other agents) shall: (i) keep strictly confidential the Disclosing Party’s Confidential Information, protecting the confidentiality thereof with the same level of efforts that it employs to protect the confidentiality of its own proprietary and confidential information of like importance to it and in any event, by reasonable means; (ii) not disclose any of the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party; and (iii) not use or utilize any of the Disclosing Party’s Confidential Information for any purposes other than those as necessary in and during the performance of this Agreement or expressly contemplated or licensed under this Agreement. Notwithstanding the foregoing, comScore and Citadel may disclose the existence and terms of this agreement and other necessary Confidential Information to its debt or equity sources of funding, attorneys and accountants, subject to a confidentiality agreement entered into between comScore or Citadel, as applicable, and such sources. Each party may, however, disclose the Confidential Information of the other to those of such party’s personnel, subcontractors, or agents engaged in a use permitted by this Agreement (excluding the comScore and Citadel Competitors) and with a need to know, provided that such personnel, subcontractors, or agents: (i) are directed to treat such Confidential Information confidentially and not to use it other than as permitted hereby and (ii) are subject to a legal duty to maintain the confidentiality thereof. Each party shall be responsible for any improper use or disclosure of any Confidential Information of the other by such party’s and its subcontractors’ officers, partners, principals, employees, agents or independent contractors (including individuals who hereafter become former partners, principals, employee, agents or independent contractors).

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9.3	Required Disclosure. The Receiving Party shall not be liable to the Disclosing Party for disclosure of any of the Disclosing Party’s Confidential Information if such disclosure is made pursuant to a governmental or judicial mandate, provided that the Receiving Party shall have given the Disclosing Party immediate notice of such mandate prior to the submission of said Confidential Information and taken all reasonable steps and cooperated with the Disclosing Party to limit or restrict such disclosure and further provided that the Receiving Party shall have taken no action to prevent or interfere with any lawful efforts the Disclosing Party might take to intervene in any such proceedings or otherwise prevent such disclosure.
9.4	Confidentiality Agreements. comScore covenants that each of its employees and the employees of any and all permitted subcontractors performing Services shall be subject to the terms of an employment or other agreement that (a) requires such employee to protect comScore’s clients’ confidential information, including Internal Citadel Data, and that offers no less degree of protection than that which is required hereunder and (b) in the case of employees, requires such employee to grant its employer ownership of, or in the case of permitted subcontractors, requires the grant of ownership to comScore of any and all comScore Materials and Citadel Owned Developed Materials created or developed by such employee. Without regard to whether any individual is subject to any such agreement and without regard to its terms, comScore shall be responsible for, and shall remain fully liable for, any action or inaction by each of its agents and permitted subcontractors, and each of their employees, with respect to the Confidential Information and Internal Citadel Data that results in a breach of this Section 9.

9.5	Injunctive Relief. Each party acknowledges that any breach of any provision of this Section by either party, or its personnel or subcontractors, will cause immediate and irreparable injury to the other party, and in the event of such breach, the injured party shall be entitled to seek injunctive relief, without bond or other security, and any and all other remedies available at law or in equity.

9.6	Return of Confidential Information. Unless a party is expressly authorized by this Agreement to retain the other party’s Confidential Information, such party shall promptly return or destroy, at the disclosing party’s option, the disclosing party’s Confidential Information, and all copies thereof, within five (5) days of the disclosing party’s written request, and shall certify to the disclosing party that it no longer has in its possession or under its control any Confidential Information in any form whatsoever, or any copy thereof.
10.	NONSOLICITATION; NONCOMPETITION; ADDITIONAL RESTRICTIONS
10.1	Nonsolicitation. Except as otherwise provided in this Agreement, and excluding either party’s standard recruitment practice which may include solicitation of employees through employment agencies, advertisements in newspapers, magazines, trade journals, or Internet Web sites, each party agrees that, so long as the other party is not in breach of this Agreement, it will not, during the Term and

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in the six-month period after the expiration of the Term, without the prior written consent of the other party, directly or indirectly:
10.1.1.	induce or attempt to induce any employee of the other party to leave the employ of the other party;

10.1.2.	take any action that would reasonably be expected to interfere with the relationship between the other party and any such party’s employee; or

10.1.3.	employ or otherwise engage as an employee, independent contractor or otherwise an employee of the other party; unless the parties otherwise agree in writing.
Each party agrees that this covenant is reasonable with respect to its duration and scope.
10.2	Noncompetition; Licensing Forbearance.
10.2.1.	During the Term and for the eighteen month period following termination or expiration thereof, so long as comScore is not in material breach of any of the terms or conditions of this Agreement (or, the surviving terms and conditions of this Agreement, with respect to any material breaches during the eighteen month period following termination or expiration of this Agreement), in no event shall Citadel (i) develop a solution to collect Internet transaction data from panels of Internet users by utilizing electronic means to monitor the Internet activity of such users (without requiring the consent or cooperation of Internet sites) and route all Internet activity through Citadel’s or its agent’s network, or (ii) acquire all or substantially all of the capital stock or assets of, a Third Party for purposes of developing a solution to collect Internet transaction data as described in clause (i) above, and

10.2.2.	For the eighteen month period following termination or expiration thereof: (i) in no event shall comScore or its Affiliates grant any Third Party any rights to the comScore Materials within the Field of Use and in no event shall comScore or its Affiliates or any officers, directors or employees of any of the foregoing (other than any Citadel representatives holding such positions) use the comScore Materials within the Field of Use, whether or not for its own account, and (ii) in no event shall comScore, its Affiliates or any designee of comScore perform any services (including any Survey Services or services utilizing Private Panels or Third Party data) for or make available any data to any Third Party for use within the Field of Use; provided, however, comScore may provide those comScore Syndicated Products for use within the Field of Use that any Third Party may acquire at comScore’s list price (whether or not developed during the Term) to Third Parties five (5) business days after delivery of the comScore Syndicated Products to Citadel, and comScore shall provide such

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comScore Syndicated Products to Citadel at no charge under a worldwide, non-exclusive, irrevocable, fully paid up license to access, use, operate, maintain, copy, modify, create derivative works from, enhance, and improve such comScore Syndicated Products for any internal purposes.
10.2.3.	During the Term and for an eighteen month period following the termination or expiration thereof, in no event shall Citadel engage a Third Party to (i) develop or assist in development of a solution to collect Internet transaction data from panels of Internet users by utilizing software to monitor the Internet activity of such users (without requiring the consent or cooperation of Internet sites) and route Internet activity through Citadel’s or its agent’s network, or (ii) provide to Citadel, Internet transaction data collected using a solution to collect Internet transaction data from panels of Internet users by utilizing electronic means to monitor the Internet activity of such users (without requiring the consent or cooperation of Internet sites); provided, however, nothing in this Agreement shall prohibit Citadel from acquiring any products or services that are developed independently by Third Parties for distribution to more than one client.
10.3	Remedies. If a party (the “breaching party”) breaches the covenants set forth in Section 10.1, the other party (the “non-breaching party”) will be entitled to seek the following remedies:
10.3.1.	damages from the breaching party; and

10.3.2.	in addition to its right to damages and any other rights the non-breaching party may have, injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 10.1 and 10.2 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the non-breaching party and would be an inadequate remedy for such breach.

10.3.3.	The rights and remedies of the parties to this Agreement are cumulative and not alternative.
11.	TERM AND TERMINATION
11.1	Initial Term; Automatic Renewal. The initial term of this Agreement shall commence on the Effective Date and shall continue until the fifth anniversary of the Service Commencement Date (the “Initial Term”), unless earlier terminated in accordance with the provisions of this Article 11. THIS AGREEMENT SHALL BE AUTOMATICALLY EXTENDED FOLLOWING THE INITIAL TERM FOR ADDITIONAL, SUCCESSIVE 3-YEAR TERMS (EACH, A “RENEWAL TERM”), UNLESS CITADEL GIVES WRITTEN NOTICE OF TERMINATION AT LEAST TWELVE (12) MONTHS PRIOR TO THE END OF THE THEN-CURRENT TERM. comScore shall provide written notice to Citadel sixteen (16)

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months prior to the end of the Initial Term and each Renewal Term if Citadel shall not have previously provided written notice to comScore of its intent to terminate the Agreement prior to such dates. The Initial Term and Renewal Terms are collectively referred to herein as the “Term.”
11.2	Termination by comScore. comScore shall have the right to terminate this Agreement immediately upon written notice to Citadel, without prejudice to any other rights or remedies of comScore, solely if: (a) Citadel has failed to make a material amount of any payment due under Section 6, (b) such payment is not subject to a good faith dispute, (c) no earlier than thirty (30) calendar days after the payment’s due date comScore gives written notice of its intent to terminate; and (d) no less than ten (10) additional calendar days pass after the giving of such notice, such payment not having been made. Notwithstanding the foregoing, Citadel acknowledges it may not withhold more than fifty percent (50%) of the annual License Fee.

11.3	Termination by Citadel. Citadel shall have the right to terminate this Agreement immediately upon written notice to comScore, without prejudice to any other rights or remedies of comScore, following the occurrence of any of the following events:
11.3.1.	(i)comScore is adjudicated insolvent, or consents or acquiesces to the appointment of a receiver or liquidator; (ii) comScore’s board of directors or a majority of its shareholders take any action authorizing the dissolution or liquidation of comScore; (iii) comScore voluntarily or involuntarily becomes a debtor subject to proceedings under the United States Bankruptcy Code, comScore makes an assignment for the benefit of creditors, or a receiver is appointed for comScore; (iv) comScore fails to continue to do business as a going concern; (v) the termination of substantially all of comScore’s ongoing business operations relating to the subject to this Agreement; or (vi) any liquidation of comScore, or any sale, assignment (excluding any assignment or change of control contemplated in Section 13.3) or foreclosure of or upon assets that are necessary for the performance by comScore of its responsibility under this Agreement; or

11.3.2.	comScore materially breaches any of the terms or conditions of this Agreement and such breach is not cured within 30 days after its receipt of written notice of such breach; provided, however, no cure period shall be applicable to breaches of Section 7.1.8 or Section 7.1.10;

11.3.3.	comScore’s performance hereunder is delayed by a Force Majeure for more than twenty (20) days in the aggregate in any ninety (90) day period; or

11.3.4.	Effective as of the expiration of the then current Contract Year, if comScore’s Revenue for the following fiscal years falls below the following amount:

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Fiscal Year 2004 (ending January 2004): $20 million;
Fiscal Year 2005 (ending January 2005): $30 million;
Fiscal Year 2006 (ending January 2006): $35 million;
Fiscal Year 2007 (ending January 2007): $40 million;
Fiscal Year 2008 (ending January 2008): $45 million; or
11.3.5.	If the number of Panelists Under Measurement at any time falls below [* * * *] million in total, or [* * * *] people resident outside the U.S. or [* * * *] people monitored at work or [* * * *] people monitored at school or university or [* * * *] people resident in the U.S. that are using broadband or other high-speed means (including DSL, Cable, Satellite, T1 and T3) to access the Internet. comScore shall notify Citadel in writing immediately in the event the number of Panelists Under Measurement falls below the levels set forth herein.
11.4	Effect of Termination. Upon expiration or termination of this Agreement:
11.4.1.	The licenses granted under Sections 2.1.1 and 2.1.2 and this Agreement shall immediately terminate and revert to comScore; provided, however, the perpetual licenses to the comScore Data, comScore Developed Materials, Custom Coded Data and comScore Materials granted thereunder shall remain in full force and effect, subject to the terms and conditions set forth in Section 4.2; provided, further that the perpetual license to the comScore Developed Materials granted under Section 2.1.1 shall become non-exclusive on the eighteen (18) month anniversary of the termination or expiration of the Agreement;

11.4.2.	Citadel shall immediately cease using the comScore Trademarks and promptly destroy all materials bearing the comScore Trademarks or remove the comScore Trademarks from such materials except to the extent that Citadel is required to maintain records to comply with applicable regulatory requirements;

11.4.3.	with respect to any Confidential Information, the Receiving Party shall immediately cease using any of the Disclosing Party’s Confidential Information and promptly return to the Disclosing Party or destroy any and all tangible embodiments of the Disclosing Party’s Confidential Information in the Receiving Party’s possession or under the Receiving Party’s control (and deliver written certification of such destruction); provided, however, Citadel shall be entitled to retain the comScore Confidential Information in its possession for archival and regulatory compliance purposes and to otherwise continue to use and retain comScore Confidential Information to receive the benefits of the Citadel

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Owned Developed Materials and any perpetual licenses granted under this Agreement;
11.4.4.	Citadel shall have no obligation to make any further payments to comScore under this Agreement;

11.4.5.	if terminated by Citadel under Sections 11.3.1, 11.3.2, or 11.3.3, comScore shall immediately refund a pro rata portion of the royalty paid by Citadel for the then current contract year based on the number of days remaining in such contract year.
11.5	Survival. Sections 1, 2.2, 4, 5.5, 6.3, 7 through 10, 11.4, 11.5, 12 and 14 and all perpetual licenses shall survive any expiration or termination of this Agreement and remain in full force and effect thereafter.
12.	LIMITATION OF LIABILITY
12.1	General Limitation. Neither party shall be liable hereunder for consequential, incidental, special or punitive damages (including trading losses, lost profits or savings) even if it has been advised of their possible existence; provided, however, that the foregoing limitation shall in no event limit a party’s ability to recover direct damages for breach hereof, including the costs of cover or obtaining replacement Services, data and other deliverables complying with the terms hereof. In no event shall the total and cumulative liability of either party to the other under this Agreement for any claim or claims hereunder concerning performance or nonperformance hereunder exceed the Cap Amount (as defined below).

12.2	Exclusions. Notwithstanding the foregoing, there shall be no limitation on the amount of liability, and no exclusion of any types of damages for the following: (i) either party’s indemnification obligations; (ii) losses arising out of either party’s willful, intentional or grossly negligent misconduct or comScore’s intentional and wrongful repudiation of this Agreement; (iii) damages to real and tangible personal property caused by negligent or other tortious conduct of comScore; (iv) personal injury or death caused by negligent or other tortious conduct of a party or its agents; (v) intentional or negligent breaches of Section 9; (vi) breaches by comScore of the license granted under Section 2.1.1; or (vii) breaches by comScore of Sections 5.7, 7.1.8 or 7.1.10.

12.3	Cap Amount. For purposes of this Agreement, the “Cap Amount” shall mean:
12.3.1.	Six Million Five Hundred Thousand Dollars ($6,500,000) for any claim or claims made during the period from the Effective Date to the second anniversary of the Service Commencement Date;

12.3.2.	Seven Million Five Hundred Thousand Dollars ($7,500,000) for any claim or claims made during the period from the second anniversary of the

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Service Commencement Date to and including the fifth anniversary of the Service Commencement Date; and
12.3.3.	For any claim or claims made during a Contract Year of a Renewal Term, Two and one-half (2.5) times the annual License Fee paid during such Contract Year; and for any claim or claims made following the Term, Two and one-half (2.5) times the annual License Fee paid during the final Contract Year of the Term.
13.	COMPLIANCE MATTERS
13.1	Citadel Corporate Policies. comScore shall, and shall cause its permitted subcontractors and employees to, abide by the following:
13.1.1.	Security. All comScore personnel (including personnel of any permitted subcontractors) shall be subject to and shall at all times conform to Citadel’s security rules and requirements for the protection of Citadel’s plant, materials, equipment and personnel while on Citadel premises. Any violations or disregard of these rules shall be cause for denial of access to Citadel’s property.

13.1.2.	Computer Information and Access. comScore will comply with all rules of Citadel concerning access to Citadel’s computers and use of computer data and software. Prior to performing any Services pursuant to this Agreement, comScore’s personnel shall execute Citadel’s standard forms concerning access protection and data/software security. Citadel shall issue to comScore personnel access mechanisms including, but not limited to, access IDs, passwords, and access cards that are to be used only by the comScore personnel to whom they are issued. Citadel’s computer data and software shall be used by comScore personnel only in connection with comScore’s obligations hereunder. Failure of comScore to comply with these rules may result in Citadel restricting offending personnel from access to Citadel computer systems or immediate termination of this Agreement.

13.1.3.	Other Policies. comScore agrees that as part of its provision of Services hereunder, it shall ensure that its personnel are trained, qualified, and available to perform all Services required in work areas requiring specific health, security, or safety precautions. comScore shall, and shall cause its Subcontractors and employees to, abide by all Citadel corporate policies that may be established by Citadel from time to time.
14.	GENERAL PROVISIONS
14.1	Affiliates; Third Parties; Days. For purposes of this Agreement, “Affiliate,” with respect to any person or entity, shall mean any other person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person or entity. For purposes of this

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definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or entity whether through the ownership or trading of securities, by contract or otherwise. Citadel Affiliates shall include, without limitation, funds managed by Citadel or its Affiliates as portfolio manager, funds for which Citadel or its Affiliates serves as a general partner, funds managed by senior managing directors of Citadel, and any entity for which Kenneth C. Griffin or his Affiliates provide the majority of the investment capital. For purposes of this Agreement, “Third Party” shall mean any third party. Affiliates of Citadel shall not be considered third parties. Unless specified herein, any reference to “day” or “days” shall mean calendar day or days.

14.2	Amendments. This Agreement may be amended, modified or changed only by a written instrument duly executed by the authorized representatives of both parties. Both parties agree that, at any time during the Term, if either party sees a need to adjust or change any part of the provisions hereof, the other party will agree to discuss such adjustments or changes, provided that each party may, in its sole discretion, decide not to agree to make any such adjustments or changes.

14.3	Assignment; Binding Effect. Neither party shall assign this Agreement nor delegate any of its duties, in whole or in part, without the prior written consent of the other party; provided, however, that each party shall be entitled to assign, sell, or dispose of, this Agreement, its interest herein and its rights and obligations hereunder, to any successor of such party without the consent of the other party in the event of a merger, reorganization, acquisition, change of control, or sale of all or substantially all of the assets of the assigning party, provided that such successor, in comScore’s case, is not a Citadel Competitor. In no event shall Citadel’s consent be construed as discharging or releasing comScore in any way from the performance of the Services or the fulfillment of any obligation under this Agreement. An assignee of either party authorized hereunder shall be bound by the terms of this Agreement and shall have all of the rights and obligations of the assigning party set forth in this Agreement. comScore shall not sell or dispose of all or substantially all of its assets unless the acquirer agrees to the assignment and assumption of this Agreement, provided that in no event shall this Agreement be assigned to a Citadel Competitor.

14.4	Choice of Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois. Each party consents to the jurisdiction of the United States district court for the Northern District of Illinois and, if applicable, the state courts located in Cook County, Illinois, for any legal action, suit, or proceeding arising under or relating to of this Agreement, and agrees that any such action, suit, or proceeding may be brought only in such courts. Each party further waives any objection to the laying of venue for any such suit, action, or proceeding in such courts or for the purpose of enforcing any such decisions or rulings. Each party agrees to accept and acknowledge service of any and all process that may be served in any such action, suit or proceeding or for the purpose of enforcing any such decisions

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or rulings. Each party agrees that any service of process upon it mailed by registered or certified mail, return receipt requested to such party at the address provided in Section 14.12 shall be deemed in every respect effective service of process upon such party in any such action, suit or proceeding or for the purpose of enforcing any such decisions or rulings.

14.5	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

14.6	Entire Agreement; No Beneficiaries. This Agreement (together with all of the Exhibits referenced herein and attached hereto) shall constitute the entire agreement between the parties regarding the subject matter hereof, and supersedes any and all prior negotiation, representations, warranties, undertakings or agreements, written or oral, between the parties regarding such subject matter. Nothing herein is intended to or shall be construed to confer upon any party, other than the parties hereto, any interests, rights, remedies or other benefits in connection with any agreement or provision contained herein or contemplated hereby. In the event comScore submits work orders, change orders, invoices or other similar documents for accounting or administrative purposes or otherwise, no pre-printed or similar terms and conditions contained in any such form shall be deemed to supersede any of the terms and conditions herein without express approval (making specific reference to this Section 14.6) by Citadel. Neither shall any pre-printed or similar terms and conditions contained in any purchase order issued by Citadel hereunder be deemed to supersede any of the terms and conditions herein

14.7	Execution. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision herein.

14.8	Force Majeure. Neither party shall be liable for any failure or delay in performing its obligations under this Agreement due to causes beyond its control (each, a “Force Majeure”), including, but not limited to, acts of God, the public enemy, terrorism, riots, fires, natural catastrophes or epidemics except that “Force Majeure” expressly excludes the following: any event that comScore could reasonably have prevented by compliance with the Disaster Recovery Plan, or by testing, work-around, or other exercise of diligence, including, but not limited to, any failure to provide Services in accordance with the provisions of this Agreement as a result of any power failure that could have been prevented by access to redundant power supplies; any strike, walkout, or other labor shortage; any failure of any software, system, facilities, or hardware that could have been prevented by testing, and any cause or event caused by the negligence of a party or a breach or default by a party under this Agreement. In the event of such a Force Majeure, the date of delivery or performance hereunder shall be extended

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for a period not to exceed the time lost by reason of the failure or delay; provided that the party affected by the Force Majeure is using commercially reasonable efforts to mitigate or eliminate the cause of such delay or its effects and, if events in the nature of the Force Majeure event were foreseeable, used commercially reasonable efforts prior to its occurrence to anticipate and avoid its occurrence or effect. Each party shall notify the other in writing promptly of any failure or delay in, and the effect on, its performance.

14.9	Headings. Headings of the sections used in this Agreement are inserted for convenience of reference only and shall in no way affect the interpretation hereof.

14.10	Independent Contractor. comScore is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Each party will be solely responsible for payment of all compensation owed to its employees and agents, as well as employment related taxes. Subject only to the terms of this Agreement, comScore shall have complete control of its agents and employees engaged in the Services. comScore shall ensure that neither it nor its agents or employees shall act or hold themselves out as agents or employees of Citadel. comScore shall (or shall cause its subcontractors to) (i) maintain all necessary personnel and payroll records for its employees, (ii) calculate and pay their wages and withhold all required taxes and other government-mandated charges, if any, (iii) remit such taxes, employer contributions, and other levies or charges to the appropriate government entity, including, but not limited to, withholding taxes, employment insurance, workers’ compensation assessments, employer health tax, vacation pay, and cost on vacation pay, and (iv) pay net wages and fringe benefits in accordance with applicable law directly to its employees.

14.11	Insurance. comScore shall carry such worker’s compensation, commercial general liability, automobile liability, umbrella or excess liability and professional liability (errors and omissions) insurance as is reasonable and customary for similar enterprises and such insurance as is required by law; provided, however, in any event, but without limiting the generality of the foregoing, comScore shall carry the following:
14.11.1.	General Liability and Professional Liability (Errors and Omissions) — $3,000,000 combined single limit per occurrence, $5,000,000 annual aggregate, or $2,000,000 bodily injury and $4,000,000 property damage (comScore’s Professional Liability coverage of $2,000,000 shall include Citadel as a named beneficiary solely for claims made in connection with this Agreement and shall remain in force for the five year period following any expiration or termination of this Agreement); and

14.11.2.	Workers’ Compensation — statutory requirement and $500,000 employer’s liability and providing that every underwriter will waive all of

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     its rights of recovery under subrogation or otherwise, against Citadel, comScore and their Affiliates.
     Such insurance shall be written with insurers of good standing and licensed to do business in the locations where the Services are to be performed and having policy holder ratings no lower than “A-” and financial ratings not lower than “VII” in the Best’s Insurance Guide, latest edition in effect as of the Effective Date. comScore shall provide Citadel with a Certificate of Insurance specifically evidencing the coverages required above, naming Citadel as an additional insured and stating the policy numbers and the inception and expiration dates of all policies, effective on and following the Services Commencement Date. The Certificate of Insurance shall also provide for thirty (30) calendar days prior written notice to Citadel in the event of cancellation or any material alteration of any policy. The Certificate of Insurance shall be furnished to and/or be on file with Citadel prior to commencement of any work under this Agreement by comScore or any of its permitted subcontractors, if applicable.
14.12	Notices. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be deemed to have been duly given: (i) if delivered personally, when received, (ii) if transmitted by facsimile, upon receipt of a confirmation of receipt, (iii) if by certified U.S. mail, return receipt requested, postage prepaid, or by reputable overnight courier, when received. All such notices, requests, demands and other communications shall be addressed as follows;

If to Citadel:
Citadel Investment Group, L.L.C.
131 South Dearborn Street, 37th Floor
Chicago, Illinois 60603
Attention: Chief Executive Officer
Facsimile: 312-267-7501
with a mandatory copy to:
Citadel Investment Group, L.L.C.
131 South Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Attention: General Counsel
Facsimile: 312-977-0280
If to comScore:
comScore Networks, Inc.
500 West Madison, Suite 2980
Chicago, IL 60661
Attention: Chairman
Facsimile: 703-438-2051

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with a copy to:
comScore Networks, Inc.
11465 Sunset Hills Road, #200
Reston, Virginia 20190
Attention: Corporate Counsel
Facsimile: 703-997-0887
Or in each case to such other address or facsimile number as one party may have furnished to the other party in writing.

14.13	Publicity. Without the express written consent of the other party, which consent shall be given only in the other party’s sole discretion, neither party shall use: (i) the other party’s name or the name of any Affiliate of the other party, or any divisions or business units of any of them; (ii) the name of any officer, director, employee, or independent contractor of the other party or its Affiliates; (iii) the name of any product or service of any of the other party or its Affiliates; or (iv) the name of any customer of the other party, in connection with any marketing, advertising, or other publicity or business proposal.

14.14	Recordkeeping and Audits.
14.14.1.	Financial Audits.
14.14.1.1	Annual Audits. comScore, at its sole expense, shall conduct a self audit, on not less than an annual basis, of the accuracy of invoices submitted to Citadel and of comScore’s permitted subcontractors’ invoices for licenses and services provided to Citadel or comScore, and the respective agreements between comScore and comScore’s permitted subcontractors. comScore shall deliver a copy of the report of such audit to Citadel within fourteen (14) calendar days after the end of each audit year. comScore, at its sole expense, shall also engage independent certified public accountants to audit and prepare annual financial statements each fiscal year.

14.14.1.2	Optional Citadel Audit. Notwithstanding the foregoing, Citadel, at any time and from time to time but no more than once per year, upon reasonable notice to comScore and at Citadel’s sole expense, may also audit or cause to be audited the relevant portion of the financial records of comScore and comScore’s permitted subcontractors to verify the accuracy of comScore’s invoices to Citadel and comScore’s permitted subcontractors’ invoices to comScore. Citadel and its authorized agents and representatives will have access to inspect and copy such records for purposes of such audit during normal business hours; provided, however, that if such audit discloses that an error of

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five percent (5%) or more regarding invoices during the audited period was made in favor of comScore or any permitted subcontractors, comScore shall pay the entire cost of such audit. comScore shall bind each of its relevant subcontractors in writing, as part of the agreements between comScore and the respective Subcontractor, to make its financial records available for audit and inspection as required by this Section 14.14.

14.14.1.3	Adjusting Payment Upon Audit. To the extent that any audit as provided in this Section 14.14 discloses an overpayment or underpayment, comScore or Citadel, as the case may be, shall promptly refund or pay to the other, as the case may be, the amount of such overpayment or underpayment.
14.14.2.	Recordkeeping Requirements. comScore shall maintain, and shall use its reasonable efforts to cause each of its relevant subcontractors to maintain, complete and accurate accounting records in a form in accordance with generally accepted accounting principles and complying in all respects with all applicable laws, to permit substantiation of the charges and prices of comScore and comScore’s permitted subcontractors hereunder and to permit verification of compliance by comScore with the terms of this Agreement. comScore shall retain, and shall use reasonable efforts to cause each of comScore’s relevant subcontractors to retain, such records for a period of five (5) years from the date to which each such record pertains.

14.14.3.	Operational Audits. No more than once per year, Citadel and its authorized representatives shall have the right, at any time, upon reasonable notice, to perform an operational audit with respect to comScore’s performance of the Services and provision of the comScore Materials, including, but not limited to, comScore’s plans and operations related to security, disaster recover, fail-over planning, networks, data centers and systems and the number and type of panelists and machines used by comScore to generate the comScore Data. For purposes of such audit, comScore shall grant Citadel and its representatives full and complete access, during normal business hours and upon reasonable notice, to the relevant portion of comScore’s books, records, documents, data, information, networks, data centers and systems as they relate to this Agreement, or as they may be required in order for Citadel to ascertain any facts relative to comScore’s performance hereunder. comScore shall provide Citadel and its authorized representatives such information and assistance as reasonably requested in order to perform such audits; provided, however, that the parties shall endeavor to arrange such assistance in such a way that it does not interfere with the performance of comScore’s duties and obligations hereunder. Any third parties performing this audit shall do so only after executing nondisclosure agreements reasonably satisfactory to comScore. If any audit pursuant to

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this Section reveals a material inadequacy or insufficiency of comScore’s performance of the Services or any obligation of comScore related to security, then comScore shall promptly develop and provide to Citadel a corrective action plan, such plan to be reasonably satisfactory to Citadel, and promptly thereafter implement such plan at comScore’s sole cost and expense.

14.14.4.	Contract Audit. At any time, and from time to time, upon Citadel’s request, comScore shall provide Citadel with a list of all Third Parties receiving products or services from comScore. Such list shall identify Third Parties as Financial Companies and non-Financial Companies, and in the event comScore is prohibited from a particular Third Party from disclosing the name of such Third Party, then comScore shall assign a unique identifier to such Third Party and use such identifier in the list. comScore acknowledges and agrees that it shall deliver a current list within thirty (30) days of the Effective Date with all Third Parties identified as Financial Companies and non-Financial Companies. Citadel shall have the right, no more than once a year, upon reasonable notice, to appoint an independent auditor to perform an audit with respect to comScore’s compliance with the exclusive rights and other limitations on use and access to the comScore Materials by Third Parties. In connection with such audits, upon Citadel’s request, comScore shall provide such independent auditor with a list of all Third Parties receiving products or services from comScore and copies of all contracts with such Third Parties, redacted solely to the extent required by an applicable Third Party but in no event shall comScore redact such contract in such a manner as to prevent Citadel from determining whether the terms and conditions of this Agreement have been breached. Any independent auditors performing this audit shall do so only after executing nondisclosure agreements reasonably satisfactory to comScore; provided, however, such nondisclosure agreements shall not prevent such independent auditors from disclosing the results of such audit. Notwithstanding the foregoing, the independent auditor shall not disclose information regarding comScore customers except as reasonably required to determine whether the terms and conditions of this Agreement have been breached. comScore and Citadel shall bear the cost of such audits equally.
14.15	Remedies. comScore shall, with respect to any breach during the Term of this Agreement, promptly and at no charge to Citadel, (i) reperform any Services that do not meet the requirements of this Agreement and (ii) correct all failures of the comScore Materials or Citadel Owned Developed Materials (other than Citadel Owned Developed Materials developed solely or primarily by Citadel) to perform in accordance with the requirements of this Agreement. No remedy set forth in this Agreement (except to the extent specifically stated herein) is intended to be exclusive of any other remedy including setoff or the withholding of disputed

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payments. Each remedy shall be in addition to every other remedy given hereunder, or now or hereafter existing at law, in equity, by statute, or otherwise.

14.16	Severability. If any provision or any portion thereof shall be held to be void or unenforceable in any jurisdiction, the remaining provisions of this Agreement shall continue in full force and effect.

14.17	Trademarks. Any use of such comScore Trademarks must be in compliance with comScore’s then-current trademark usage guidelines as disclosed to Citadel in writing. comScore may request from time to time upon reasonable prior notice to Citadel that Citadel provide specimens of its use of the comScore Trademarks to ensure compliance with the trademark usage guidelines. All goodwill arising from Citadel’s use of the comScore Trademarks will inure to the benefit of comScore.

14.18	Waiver. No waiver by either party, whether expressed or implied, of any provision of this Agreement, or of any breach or default, shall constitute a continuing waiver of such breach or default of such provision or any other future breach under this Agreement.
[THIS SPACE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties have caused this Licensing and Services Agreement to be duly executed as of the Effective Date.

CITADEL INVESTMENT GROUP, L.L.C.
By:	/s/ Adam Cooper
Adam C. Cooper
Senior Managing Director & General Counsel

COMSCORE NETWORKS, INC.
By:	/s/ Magid Abraham
Magid Abraham
Chief Executive Officer

LIST OF SCHEDULES

Description	Reference
comScore Data (including Raw Data (including Visitor Data and Transaction Data), Processed Data, Third Party Data and Data Elements)	Schedule 1.1.1.1

comScore Signals	Schedule 1.1.1.1(b)

comScore Software	Schedule 1.1.1.2

comScore Technology	Schedule 1.1.1.3

comScore Trademarks	Schedule 1.1.3

Financial Company	Schedule 1.4

Privacy Controls	Schedule 1.6

Grandfathered Signal Clients	Schedule 2.1.1-A

Grandfathered Data Clients	Schedule 2.1.1-B

Grandfathered Agreements	Schedule 2.4.1.5

Levels of Specificity	Schedule 2.4.2.1

Steering Committee and Contract Executives	Schedule 5

Methodology	Schedule 7.1.1

Certain Standards	Schedule 7.1.2

Panel Information	Schedule 7.1.3

SCHEDULE 1.1.1.1
COMSCORE DATA
Without limiting comScore’s obligations to provide the comScore Data as specified in the Agreement, at a minimum, the comScore Raw Data and comScore Processed Data shall contain sufficient data to derive the information contained below under the headings “Transaction Data”, “Visitor Data” and “Visitor Data: Browsing Data Metrics”. ComScore represents, warrants and covenants that the information contained under the heading “Data Warehouse Tables and Data Field Information” is and shall be an accurate list of the database tables and data fields portions of the comScore Raw Data and comScore Processed Data as of the Effective Date and Services Commencement Date, but is subject to modification at comScore’s reasonable discretion, provided however that comScore notifies Citadel of such changes in a timely manner.
1. Transaction Data
Daily data showing online transactions (i.e. purchases, subscriptions, registrations and virtual transactions such as credit card applications) at the sites coded by comScore and tabulated by individual computer:
•	Computer location (i.e. home, work, university, country)

•	Type of transaction

•	Alpha description of item purchased

•	Category classification

•	Domain where transaction occurred

•	Date

•	Method of payment, including credit card type

•	Price paid and shipping information

•	Demographics of household owning computer

•	comScore weighting / projection factor for individual computer
2. Visitor Data
Daily and weekly browsing data tabulated by individual computer for the 10,000 most visited U.S. sites:
•	Computer location (i.e. home, work, university, country)

•	Number of unique visitors, visits, page views and visit duration

•	Domain visited

•	Date

•	Demographics of household owning computer

•	comScore weighting / projection factor for individual computer
3. Visitor Data: Browsing Data Metrics
•	Unique Visitors (UV)

•	Minutes of Usage (MOU)

•	Page Views (PV)

•	Avg Visits per Visitor (calculated as day visits)

•	Avg Minutes per Visitor

•	Avg Pages per Visitor

•	Audience composition Indexes

4. Data Warehouse Tables and Data Field Information

Data Warehouse Table Name	Description	Time Period Available
[* * * *]

Name	Column Name	Data Type	Length	Name	Column Name	Data Type	Length

[* * * *]

Name	Column Name	Data Type	Length	Name	Column Name	Data Type	Length

[* * * *]

Name	Column Name	Data Type	Length	Name	Column Name	Data Type	Length

[* * * *]

Name	Column Name	Data Type	Length	Name	Column Name	Data Type	Length

[* * * *]

Name	Column Name	Data Type	Length	Name	Column Name	Data Type	Length

[* * * *]

Name	Column Name	Data Type	Length	Name	Column Name	Data Type	Length

[* * * *]

Name	Column Name	Data Type	Length	Name	Column Name	Data Type	Length

[* * * *]

SCHEDULE 1.1.1.1(b)
COMSCORE SIGNALS

Amazon
Travelocity Sabre Group
Interactive Corp.
Orbitz
Yahoo
Southwest Airlines

SCHEDULE 1.1.1.2
COMSCORE SOFTWARE

Query	Description
Domain Basket Distribution Monthly (use integer breaks)	Projected Domain Sales by specified price breaks

Domain UNIT PRICE Distribution (use integer breaks)	Returns Distribution of product item sales by unit price break

HF — Adjusted Merchant Monthly Sales	Daily Statement Viewing Adjusted Merchant Level Sales Report over a given range of Months by Issuer

HF — AMZN Monthly Revenue	Explicit AMZN ecommerce Transaction Data Supporting Revenue Estimates

HF — Ebay Listings	Ebay Listings by category by day

HF — FRIDAY End Week Data	Friday Ending Week Category Sales Data

HF — SUNDAY End Week Data	Sunday Ending Week Category Sales

HF — Travel Dates — DOMAIN Prod Item sales by month	Domain Travel date dump

HF — Travel Dates — Ecomm Domain Prod Item sales by month	Product Item Level list of Travel Transactions by Domain by month

HF — Travel Subcat Breakdown	Travel Subcategory Sales — Monthly (built on trav date refresh)

HF — Yahoo Premium Service Sales	Monthly Sales for each of Yahoo’s major Premium Service offerings

HF Alert — Ecomm – Dynamic	Enter Month_ids seperated by commas, Group 1 vs. Group 2, Group 3 vs. Group 4

Priceline — Monthly Bids, Bidders, Amounts by Type	Monthly summary of Priceline.com bid activity

Priceline — Quarterly Bids, Bidders, Amounts by Type	Quarterly summary of Priceline.com bid activity

Proj Category Item Sales by Domain	Projected Category Sales for single domain for single month

Proj Category Sales by ECOMM Domain	Projected Category Sales for single ecommerce Domain

Travel Category Sales	Projected Travel Item Sales by Travel Category (Air, Hotel, Car, Packages, Other)

Travel Category Sales DAILY	Projected Travel Item Sales DAILY by Travel Category (Air, Hotel, Car, Packages, Other)

Total Ecommerce Category Spending Estimates	The Total Ecommerce Category Spending Estimates provide category spending estimates calibrated to Commerce Dept. Ecommerce sales estimates.

Monthly Projected Site Sales	The Monthly Projected Site Sales report provides the projected sales data for a given domain or e-commerce domain, stratified by population and month.

Query	Description
Weekly Projected Site Sales	The Weekly Projected Site Sales report provides the projected sales data for a given domain or e-commerce domain, stratified by population and week.

Daily Projected Site Sales	The Daily Projected Site Sales report provides the projected sales data for a given domain or e-commerce domain, stratified by population and day.

Monthly Product Category Sales	The Monthly Product Category Sales report provides an in-depth look at the Product Category spending. Category spending is broken out by category, domain, time, and demographics.

Weekly Product Category Sales	The Weekly Product Category Sales repoprt is identical to the Monthly Product Category spending report but stratifies upon week.

URL Traffic Report	The URL Traffic Report provides machines, visits, and hits for specific URL strings or all URL string, for a give domain or list of domains.

Netscore or a successor service Access Including Demographic Analysis
Mymetrix Access
ProClarity Access to the following Cubes
Internet Traffic to Top 10,000 Domains
Weekly Internet Traffic to Top 10,000 Domains
Product Category Sales
Website Sales
Third Party Software:
SQL query analyzer
Sybase query tool
Cisco VPN client
Sybase ASE Interactive SQL — Version 7.0
Sybase SQL Advantage 11.5/PC

SCHEDULE 1.1.1.3
COMSCORE TECHNOLOGY
comScore
Population Size Estimation, Panelist Description,
In-Tab Sample Selection & Projection Weight Calculation
Models, algorithms and analytical tools related to the following:
1. Population Definitions
comScore currently provides measurements for these four populations:
U.S. Home. This is the population of computers used to access the Internet for more than e-mail in the last [* * * *] days from private residences in the U.S., excluding those that are in private residences for which a head of household is a fulltime student and those that are in a home office. A fulltime student is someone who was enrolled fulltime at a post-secondary, title IV institution in the most recent October. A home office is a place in a private residence from which a resident operates a business.
U.S. Work. This is the population of computers used to access the Internet for more than e-mail in the last [* * * *] days from workplaces in the U.S., except for those computers that have more than one user and those for which Internet access is significantly restricted. Workplaces include home offices, where a home office is a place in a private residence from which a resident operates a business. There are four categories of Internet access: unrestricted, screened, targeted, and e-mail only. A computer’s access to the Internet is significantly restricted if the access is only “targeted” access, which means that a user can view pages only from domains in some list of domains, like an intranet plus documented research sites, or if the computer can only send and receive email. A computer’s access to the Internet is not significantly restricted if the access is “screened,” which means that a user cannot view pages from domains in some list of domains, like known adult or gambling sites, or if the access is unrestricted.
U.S. School. This is the population of computers owned by full-time students that have been used to access the Internet for more than e-mail in the last [* * * *] days from group quarters or a private residence for which a head of household is a full-time student. A fulltime student is someone who was enrolled full-time at a post-secondary, title IV institution in the most recent October. Group quarters include dormitories and fraternity and sorority houses. This population excludes computers that are not privately owned, such as the computers owned by educational institutions.
International. This is the population of computers used to access the Internet for more than e-mail in the last [* * * *] days by people who are not residents of the U.S.

2. Population Size Estimation
U.S. Home. The size of the U.S. Home population in any month is estimated in these three steps:
1.	We estimate the proportion of households that have at least one member accessing the Internet from a computer in the U.S. Home population. The data used to estimate this proportion are from a continuously administered telephone survey, that we call the Population Survey ([* * * *] completed interviews every month) of adults living in private residences in the U.S. The survey is administered by [* * * *] effective September 2003. Only one adult in any household is interviewed. For any month, the estimate of the proportion is the average calculated with the data collected during the 20 weeks ending with the week containing the last day of the month. This same survey also yields estimates of the average number of computers in the U.S. Home population calculated across households that have at least one.

2.	We estimate the total number of households in any month by linearly interpolating between projections purchased from another company, [* * * *], that are based on both the decennial census and the Current Population Survey.

3.	We multiply the estimated number of households by the estimate of the proportion of households with at least one member accessing the Internet from a computer in the U.S. Home population. This then is multiplied by the average number of computers in the U.S. Home population calculated across households with at least one.
U.S. Work. The size of the U.S. Work population is similarly estimated in three steps:
1.	We estimate the proportion of adults who access the Internet from a computer in the U.S. Work population, and we calculate the average number of such computers across adults who use at least one. The same Population Survey that provides data for estimating the size of the U.S. Home population also yields the information required to estimate this proportion of adults. The proportion is an average calculated with the data from the 20 weeks ending with the week containing the last day of the month.

2.	We use data acquired from [* * * *] and linear interpolation to estimate the number of adults in any month.

3.	We multiply the estimated number of adults by the estimate of the proportion of adults accessing the Internet from a U.S. Work computer. This then is multiplied by the average number of U.S. Work computers calculated across adults who use at least one.

U.S. School. We use information from both primary research and secondary sources to estimate the total number of computers owned by students and used to access the Internet.
The U.S. School population consists of two segments: computers belonging to students living in group quarters (21%) and computers belonging to students living in a private residence headed by a full-time student (79%). To estimate the size of the first segment, we ask respondents [* * * *] survey how many of their family members are students living in group quarters and how many of them own a computer that they use to access the Internet. From this we derive the rate at which students living in group quarters own computers and use them to access the Internet. We then apply this rate to estimates of the total number of students living in group quarters obtained from [* * * *].
To estimate the size of the second segment, we use responses to the Population Survey from people in households headed by fulltime students. We estimate the proportion of households that are headed by fulltime students, the proportion of those for which at least one member uses the Internet, and the average number of computers used to access the Internet among those households with at least one such computer. We take the product of these and multiply it by our estimate of the number of households in the U.S.
We corroborate our estimates of U.S. School computers by looking for consistency with information from a periodic survey of college students called [* * * *], information published by institutions that require computer ownership, and other public or syndicated research of students.
International. We currently do both primary and secondary research to estimate the numbers of computers used to access the Internet in each of 240 countries. In Canada, we have commissioned [* * * *] to do a quarterly survey. We also purchase data from periodic surveys executed by other research companies, such as [* * * *], which enables population enumeration for about 40 countries. Finally, to estimate the sizes of populations in remaining countries, we use summarized data from a large number of reports from inter-governmental agencies, like the [* * * *] and the [* * * *]; from government statistical agencies, such as [* * * *], the [* * * *], and the [* * * *]; from private research organizations, such as the [* * * *]; from news releases; and from companies making mechanical measurements of the size of the Internet, such as [* * * *].

3. Panelist Description
Our projection process includes post-stratification and so requires descriptive information about the computers in our samples and the households that use them. Most of this information is obtained in the “registration process,” the online process required of someone who has been persuaded to include one’s computer in [* * * *]. However, sometimes a participant does not answer all questions, answers some questions falsely or, over time, a participant’s answers become outdated.
For U.S. panelists, we test for incorrect information. For all U.S. panelists, we purchase demographic data from [* * * *], and we also have block-varying projections of household characteristics based on Census data. We compare information provided during the registration process to the [* * * *] and Census data and search for inconsistencies that suggest that the data from the registration process are false. In cases where we do not have a response to a registration or we suspect the response we have is false or outdated, we will substitute information acquired from [* * * *] or inferred from the Census data. For the work sample, the [* * * *] data does not provide information about the company size in the place of work. This limits comScore’s ability to adjust for company size in its work projections.
For panelists outside of the U.S., we do not currently buy data from [* * * *] or any similar company.
For all panelists, including those not in the U.S., we automatically search the data we continuously accumulate for evidence of panelists’ ages and genders, and we record and use this information in cases where panelists did not provide the information during the registration process. We also use the data we continuously accumulate to detect a panelist’s current ISP, connection type (broadband or non-broadband), and use of languages (we count the numbers of pages requested that use each of the major languages).
4. In-Tab Sample Selection.
For any month, we select a subset (the “in-tab sample”) of the computers that have been registered for [* * * *] for the calculation of measurements for the month. The criteria for that a computer must satisfy to qualify for the in-tab sample for a month include:
•	[* * * *]

•	[* * * *]

•	[* * * *]

•	[* * * *]
The in-tab sample selection process is the same for all populations.
5. Projection Weight Calculation
To calculate projection weights for computers in the U.S. Home population, we stratify them on characteristics of the computers and of the households that use them, including certain aggregate measures of Internet activity. These include:
[* * * *]
The underlying assumption, behind the projection weights, is that the sample (both machine and people) within each strata is representative of the population in the same strata. There maybe other strata that are appropriate and practical in the future, that take into account other demographic variables, Computer Characteristics such as the number of machines used in the household to explicitly adjust for multiple machines in the household that are not monitored by [* * * *], or other more detailed Internet Activity.
Our information about the distribution of these characteristics in the population has three sources. We estimate the joint frequencies of the demographic variables with data from the Population Survey. The marginal distributions of service provider, browser used and connection type are also estimated with data from the Population Survey.
Joint frequencies of the measures of Internet activities are projected from a calibration sample. A calibration sample is a relatively small probability sample of computers recruited so that it will not have the biases of a panel recruited using primarily online advertising and e-mail solicitations, which are the primary means of recruiting computers for the [* * * *] panel. Although much smaller than the in-tab sample, it is sufficiently large to estimate the frequency distribution of Internet user sessions and the frequency of visits to any domain in a cluster of domains. The calibration sample consists of the computers used by [* * * *] households, the panel of households acquired when Media Metrix assets were purchased, which are households recruited from among those with telephone numbers in random samples. We continuously recruit households for the [* * * *] panel to replace those that leave the panel. Samples are purchased from [* * * *] and the recruitment is done by [* * * *].
To project population distributions from the calibration sample, projection weights are calculated for computers in this sample. This is done by stratifying them on region of residence, total income and total size of the households that own them. The number of U.S. Home computers in each stratum is estimated using the responses to the Population Survey obtained during the [* * * *] weeks ending with the week that includes the last day of the period for which weights are required. The weight for each computer in a stratum is this estimate divided by the number of calibration sample computers in the stratum.
[* * * *]
Bishop, Fienberg and Holland, Discrete Multivariate Analysis: Theory and Practice, 1975
Agresti, Categorical Data Analysis, 1990
To calculate projection weights for the sample of computers used to access the Internet by people not in the U.S., we stratify first on country group, and then have different methods for calculating weights for different country groups. Many country groups consist of a single country, such as Canada.
For Canada, we stratify on characteristics of the households using the Internet, on characteristics of their members, and on a measure of the intensity of use of “Canadian sites”.
•	[* * * *]
[* * * *]

[* * * *]

[* * * *]

[* * * *]
•	[* * * *]
[* * * *]

[* * * *]
The distribution of the population by frequency of use of Canadian sites is projected from a calibration sample, which is the subset of Canadian panelists who are [* * * *] panelists.
For the UK, France, and Germany, we stratify on:
[* * * *]
For 20 other countries, we stratify on:
[* * * *]
We stratify on language use because large numbers of panelists from these countries registered at our English-language registration sites. The source of distributions of the populations of Internet users in other countries by language use is [* * * *] survey.
For purposes of this Schedule, “we” and “our” refer to comScore.

SCHEDULE 1.1.1.3 (continued)

MEDIA METRIX 2.0 TECHNOLOGY

ABOUT OUR STUDY PROCEDURES
AND REPORTING STANDARDS
PAGE TOPICS:
•	Background

•	Sample and Fieldwork

•	Core Panel Sample and Recruitment

•	Work and University Supplement Samples and Recruitment

•	University measurement

•	Panel Membership

•	Internet Universe Estimates

•	Universe Enumeration

•	Audience Estimates

•	Data Collection Technology

•	Overview of Proxy Methodology

•	Basic URL Capture

•	Digital Applications Measurement

BACKGROUND
Media Metrix 2.0 presents marketers, ad agencies and content providers with the most comprehensive Internet audience measurement system in the industry. Media Metrix 2.0 was introduced in November ’02 and is the end result of the integration of:

Media Metrix		comScore Networks’
who created online media measurement		enhanced capabilities to capture online
and set the industry standard for Internet	+	transactions & niche audiences
reporting
The following discusses Media Metrix 2.0 study procedures, highlighting major changes and benefits incorporated from the legacy Media Metrix service. Please feel free to contact your account representative with any additional questions or comments.

SAMPLE AND FIELDWORK
Media Metrix 2.0 is based upon a core panel of Internet users that is recruited using Random Digit Dial (RDD) methodology, supplemented by sizable numbers of work and university panels recruited online. Integration of the latter two panelist groups provides increased granularity of reporting. As a result, Media Metrix 2.0 now provides increased data detail and reliability essential to making better informed decisions for online advertising, marketing, and commerce.
CORE PANEL SAMPLE AND RECRUITMENT
comScore Media Metrix uses Random Digit Dial (RDD) recruitment methodology to build the core U.S. panel that has served as the industry standard in Internet audience measurement. RDD procedures are essential to building representative panels that minimize bias in the initial contact and subsequent recruitment. The panel was comprised primarily of Internet users from home and work, with some limited representation among university students.
Recruitment starts with the acquisition of random-generated samples of telephone numbers from working exchanges and then matched to national directories to obtain mailable addresses where possible. Households with matching phone numbers and mailing addresses are mailed a recruitment package seeking their participation in the panel. This mailer is designed to encourage panel membership by more fully describing the benefits of panel membership. It allows for fuller discussion of how panelist’s behavior is measured unobtrusively and provides potential panelists with the information and time to make an informed decision on whether to join the panel.
All non-responders to the mailing, as well as households with non-matching phone numbers, are called directly by telephone to enlist their participation in the panel. Up to [* * * *] recontacts via phone/mail are made to everyone in the sample to ensure as complete coverage of all potential panel members, as possible.
Persons agreeing to panel membership are re-screened to confirm eligibility (must use Internet). They join the panel by entering into a panel membership contract, including an expressed privacy agreement, and completing a short survey describing Internet users in the household. Note: other eligible household members (2+ years old) are enrolled at this time.
Persons who use the Internet at work are directed to set-up measurement of their online behavior at this location, if they are the primary user of their work PC. These persons comprise a very important sub-group within the core panel and comprise the base for at-work Internet reporting. Students (18+) living in dormitories or off-campus apartments are now included in the College/University sample rather than Home sample.

WORK AND UNIVERSITY SUPPLEMENT SAMPLES AND RECRUITMENT
The Media Metrix 2.0 panel also includes supplementary samples representing usage from the workplace and college/university environments. The addition of these panelists improves the robustness and reliability of information on Internet usage data from these locations that are increasingly critical to a fuller understanding of the online marketplace.
Workplace Measurement: Historically Media Metrix reported at-work Internet usage from panelists recruited via RDD (as described above).
Despite a lengthy and intense effort over the last four years to increase the effectiveness of RDD in building a more robust workplace panel, the total at-work panelists never exceeded [* * * *] users. The at-work sample was adequate for reporting overall workplace Internet usage, but limited when providing detailed coverage of smaller sites, business-to-business vendors, and critical volume of online transactions during workday hours. It became clear that broader recruitment strategies would have to be implemented.
After extensive study, comScore Media Metrix adopted a hybrid recruiting methodology which maintains RDD recruitment while using online recruiting to supplement the at-work sample. The latter online procedure is akin to research procedures of over-sampling of hard to reach sub groups that are then weighted-back to proper representation.
That RDD procedures alone are insufficient for building meaningful work samples was buttressed by the ARF in a recent analysis of comScore recruitment methodology for the netScore product (the sister service to Media Metrix 2.0). The ARF noted that:
The industry’s veneration of probability samples stems from the conviction that we are less likely to have bias in our measurement with this sampling, and that if bias does somehow sneak in, with random sampling, we are equipped to find it and root it out. However, that conviction has weakened with the continuing declines in response rates to levels that, for some, has made “random” a dubious promise.1
The ARF also found great benefit in the use of increased sample sizes “to take media measurement the “final mile” – from media exposure to advertising exposure and even to linking that exposure to behavioral response.”2
As already stated: The Media Metrix 2.0 work sample includes the sample of users recruited via traditional RDD and originally included within prior Media Metrix reporting supplemented by a diverse sample of employed Internet users recruited via online.
UNIVERSITY MEASUREMENT
Like the workplace sample described above, the Media Metrix 2.0 sample includes college/university students (18+) recruited via RDD supplemented by a diverse student sample recruited via electronic means. The RDD recruitment enlisted students in homes; the supplementary sampling also enlists students in dorms.
Historically, Media Metrix did not report university users separately, but they were counted as part of the home sample. The RDD and supplementary university sample was implemented in response to marketer’s desire for in-depth coverage.
This change not only provides the ability to analyze Internet usage of full-time students, but also provides a sharper picture of at-home only usage, without potentially confounding activity from college users who may reflect usage different from that of the typical home use

PANEL MEMBERSHIP
Panelists receive incentives ranging from [* * * *] quarterly to protection from viruses for their e-mail.
INTERNET UNIVERSE ESTIMATES
The release of Media Metrix 2.0 signaled two immediate changes in the universe estimates. The first is the projection of home, work, college, and total (home + work + college), that is consistent with the audience segments reportable in the service.
The second change involves the universe estimates for the total online-population, which shows an increase from prior Media Metrix reports because of a correction in the projection process made to address a slight understatement in legacy Media Metrix universe estimates. Note: This correction was being phased-in over time but the release of the 2.0 platform provided the opportunity for a quick fix. The methodology for projecting the US Internet universe has been maintained from legacy Media Metrix.
UNIVERSE ENUMERATION
Media Metrix has contracted Wirthlin International to conduct an ongoing survey of US households to enumerate who is using the World Wide Web. The surveys use probability sampling and random-digit dialing methodology. Each month, up to [* * * *] minutes telephone interviews are completed with one person per household.
The information gathered by the enumeration surveys is used to derive estimates of the proportion of the US population that currently uses the Internet. The enumeration survey provides the estimated proportion for:
•	Persons 2+, using the Internet at home

•	Adults 18+, using the Internet at home/work
A [* * * *] week rolling average is used to ensure stability in proportion-estimates derived from these surveys. The derived-proportions are then applied to [* * * *] to calculate target population sizes.
Enumeration of students accessing the Web is similar to the above. The school population is segmented into two groups of students, those living in group quarters and those in a private residence headed by a full time student. The population Survey provides the basic information used to derive at-college Internet population proportion, which is then applied to estimates of the total number of students obtained from [* * * *] to derive targets.
The enumeration is also used for determining variable-targets for sample balancing purposes. The variable-targets used include: gender, age, household income, # of people in households, presence of children and region. Iterative proportional fitting is used to the weight panelist sample to correct for panel imbalances and thereby enhance its representation of the Internet population.
The enumeration procedure outlined above is used to establish universe estimates for Total Digital Media. Internet activity currently reported for the US populations are shown in the table below:

Digital Media & World Wide Web Universes (October 2002)

Digital Media
(Millions)
Total population:
Persons 2+, used the Internet	142.7

Persons 2+, used the Internet at Home	123.8
Adults 18+, used Internet at Work	47.9
Adults used Internet at both Home/College and Work	38.5
Adults 18+, used Internet at University	9.5
AUDIENCE ESTIMATES
Enhancements to Media Metrix 2.0 also provided the opportunity to re-examine the legacy-weighting scheme with regards to audience estimates, which led to a new weighting scheme for projecting unduplicated audiences. The new scheme better estimates Internet usage between dual usage locations.
Legacy audience projection: The integration of home and work panel data used in audience projections required identification of panelists who accessed the Internet at both locations. Simply adding panelists who visited a site from either location would double-count those who visited the same site from both sites. As a result, estimates of unduplicated site audience required a correction procedure that subtracted the total number of dual-location site-visitors from the sum of total visitors from home and total visitors from work. This procedure generally produced satisfactory, unbiased unduplicated audience projections.
However, since the combined home/work panel group is a sub-set of total home users and total work users, the correction procedure could provide volatile projections for sites with small audiences. The projected unique visits by people visiting the Internet from both home and work had the possibility of being larger than either the projections of the at home or at work estimates so that the resulting unduplicated audience could be smaller than the audience from one or both of the home/work panels. This problem arose because of the large variance of estimates obtained as based on small size of this sample.
Media Metrix 2.0 audience projection: Media Metrix had been considering the implementation of a new method for estimating total site audience based solely on visiting either from home or from work. The method is based on defining a function that includes a parameter whose value can be estimated from a “both” sample. This parameter represents the correlation of a visit to a web entity from home with a visit to the same entity from work among people using the Internet from both locations. For the current report, the parameter values were calculated by averaging across six months. The details of how the modeling is derived and how it is applied in audience projection are available upon request.
DATA COLLECTION TECHNOLOGY
Media Metrix 2.0 features comScore’s proprietary, patent-pending proxy measurement platform. This advanced monitoring technology operates on a high-performance server network that captures usage data as it flows between each panelist’s PC and the Internet. This represents a major improvement from the older approach of collecting data through a software “meter” installed on each user’s PC. The comScore measurement platform provides uninterrupted reporting of all previously measured Internet behavior including expanded coverage of AOL and other proprietary networks. This platform also captures the details of crucial activities such as online buying, subscriptions, search engine queries, etc.
OVERVIEW OF PROXY METHODOLOGY
Upon agreement to join the comScore panel, members’ browsers are configured to unobtrusively route their Internet activity through comScore’s network of dedicated servers. At the start of Internet activity, panelists identify themselves from a list on the User Identification Screen (allowing for measurement of user age, gender, education and other demographics). The identification screen disappears and computer usage continues as normal. If the computer is inactive for more than 30 minutes during an online session, the user is again prompted for identification, to ensure that any change in user is properly reflected.
The panelist’s Internet activity is captured regardless of type of browser used. This is important since many users use multiple browser brands and versions – sometimes simultaneously – when surfing the Web. Activity is captured regardless of whether an Internet connection is established via a commercial Internet Service Provider (ISP) or an office-hosted LAN. Information that can potentially be captured on an individual member basis includes site visited, page viewed, ad seen, promotion viewed, product or service bought, price paid, and more. This contrasts to the data collection system employed prior to Media Metrix 2.0, which was limited to capturing activity via the URL window in a panelist’s browser. Data capture and reporting are conducted in adherence to strict, industry-leading privacy protection policies. Data provided by participating panel households about each Internet user’s identity are stored in an encrypted, access-controlled database. Data is reported only in aggregate form.
BASIC URL CAPTURE
Media Metrix 2.0 data are collected via a proxy server methodology which is very similar to that used to track server logs. The proxy captures the details of communications to and from a panelists’ computer on a site-specific, individual-specific basis. This capture ranges from outgoing browser commands to view a page (i.e. internet content) to incoming fulfillment including pages, ad banners, pop-ups etc. Currently, requests for image files (this would include most banner ads) are not routed through proxy servers but to servers serving these files.
The proxy captures the full URL address of each individual item that comprises a page (request fulfillment) such as banner, heading, etc. These are matched to a dictionary of URL addresses currently numbering over [* * * *] Internet sites. Capture of browser requests are important to in determining whether the Internet session is live or whether the in the background. Note: because the to and from communications are captured and stored on the proxy servers, actual pages can be called up for further coding and identification purposes.
DIGITAL APPLICATIONS MEASUREMENT
In addition to improving the capture of basic website visitation, the change to the proxy collection method has allowed for enhanced measurement of a number of digital media applications. The two most immediate affected applications are described below.

1.	AOL PROPRIETARY: One of the most significant enhancements of the new proxy data collection system is an improved measurement of the AOL Proprietary network. In Media Metrix’ legacy processes, measurement of AOL relied on collection of the titles in users’ Blue Bars (the text that appears in the upper left hand corner of pages within the proprietary service).

While this method was largely reliable for cataloging AOL proprietary pages, it required significant manual effort to link non-standard Blue Bar titles to respective channels within AOL. This effort was further complicated whenever the coding team encountered ambiguous Blue Bar titles that were not immediately identifiable with a particular channel. These were ultimately coded using a series of rules based on assumptions to approximate proper channel classification.

The newly implemented system captures the unique proprietary URL that is associated with each page of the AOL service, thereby allowing to track and report the AOL Proprietary service in the same automated manner as standard websites. Each proprietary URL contains a code that is unique to a channel and these unique codes have been identified and attributed to the proper AOL Channel.

2.	INSTANT MESSENGER SERVICES: The legacy meter was only able to see that a messenger application was active but could not determine any level of user interaction with the tool. The proxy technology observes instant message packets transmitted to and from panelists machines and can detect the difference between when a user sends an instant message, and when information is forced to the user’s messenger application, (i.e. when a stock quote is automatically updated in an instant messenger application.) Records of when users actually send instant messages are now used to calculate measures of Unique Visitors.
Updated: Fall 2002

SCHEDULE 1.1.3
COMSCORE TRADEMARKS
comScore
comScore Networks
comScore Investment Pulse
comScore Macro Report
comScore Media Metrix

SCHEDULE 1.4
FINANCIAL COMPANY

Banks, Thrifts, Savings & Loans
Central Banks
Commercial Banks US/Foreign
Cooperative Banks
Fiduciary Banks
Money Center Banks
Mortgage Banks
Regional Banks- US/Foreign
Super Regional Banks US/Foreign
Special Purpose Banks
S&L
Thrifts

Insurance Companies
Financial Guarantee Ins
Insurance Brokers
Life/Health Insurance
Multi-line Insurance
Mutual Insurance
Property/Casualty Insurance
Reinsurance

Investment Firms
Capital Pools
Internet Investment
Investment Companies
Invest Comp — Resources
Investment Funds
Closed-end Funds
Venture Capital

Real Estate Management Firms
REITS
Housing Authority
Property Trust
Real Estate Operations/Development
Real Estate Management/Services

Diversified Financial Services Companies
Derivatives
Diversified Financial Services
Finance-Auto Loans
Finance-Commercial
Finance-Consumer Loans
Finance-Credit Card
Finance-Investment Banker/Broker
Finance-Leasing Company
Finance-Mortgage Loan/Banker
Finance-Other Services
Investment Management/Advisory Services

SCHEDULE 1.6
PRIVACY CONTROLS
At a minimum, the following privacy controls will be in place:
•	All sensitive captured data is encrypted at the point of capture.

•	During processing it is required for certain applications, that the sensitive data be decrypted and analyzed; however, only limited comScore personnel are provided with the ability to perform such decryption and analysis.

•	Whenever sensitive data is placed into a table, specific access restrictions are established, and no external parties are permitted to view this data.

•	comScore will maintain and operate under the privacy policy controls defined below under the heading “Report of [* * * *] Management on the Privacy Controls for the [* * * *] Internet Accelerator”.
For purposes of this Schedule, “[* * * *]”, “[* * * *]”, “we” and “our” refer to comScore.
comScore may, at its sole discretion, modify its privacy policy controls subject toits compliance with the representations, warranties and covenants set forth in Section 7.1.14.
Report of [* * * *] Management on the Privacy Controls for the [* * * *]
Internet Accelerator
We have adopted a privacy statement and established an array of privacy protection mechanisms so you can understand our commitment to the fair handling of information about our members. To go further and actively demonstrate this commitment to fair information principles, we have undertaken an independent, third party review of our privacy practices. We have engaged Ernst & Young LLP, a global assurance services firm, to periodically review and report to our members our compliance with our statements to you. Specifically, as the management of [* * * *], we are responsible for establishing and maintaining effective controls over the privacy and security of personally identifiable information about our members. The controls that we have established have been designed to provide you reasonable assurance that personally identifiable information is protected in conformity with [* * * *] disclosed privacy practices. We have established these controls based on the accompanying criteria of the WebTrust for Online Privacy issued by the American Institute of Certified Public Accountants’ (AICPA) and Canadian Institute of Chartered Accountants (CICA). We have also assessed these controls in relation to these criteria. In doing this, the specific procedures and controls we have implemented include the following:
–	[* * * *] maintains a privacy statement that addresses the fair information principles. This privacy statement, located on the [* * * *] web site, is accessible to all consumers.

–	Personally identifiable information about members is not released in the statistical Internet activity reporting provided to [* * * *] customers.

–	Terms and conditions have been included in [* * * *] legal agreements that prohibit other parties, who act on the behalf of [* * * *], from using personally identifiable information that [* * * *] provides to them for any purpose other than to serve [* * * *].

–	Members are given the ability to “opt-out” of any promotional messages or other targeting communications from [* * * *]. [* * * *] contact lists are validated against the list of members who have “opted-out” to ensure that such communications are not sent to those individuals. These member’s preferences regarding secondary usage are automatically updated and recorded in the [* * * *] member database.

–	[* * * *] members can submit changes to their account profiles through online access to their registration and account information. These changes are automatically updated and recorded in the [* * * *] member database.

–	Information security policies and procedures are documented and communicated to personnel responsible for the [* * * *].

–	The [* * * *] architecture employs technologies to logically restrict access to the [* * * *] environment and to protect against unauthorized access. For example, the [* * * *] web site uses the Secure Socket Layer (SSL) transmission protocol to allow the encryption of member information while it is being transmitted across the Internet.

–	[* * * *] employees are trained as to how member information can be collected, used, and shared through employee orientation, ongoing communications, and the use of documented member information handling guidelines.

–	[* * * *] maintains an effective dispute resolution process to handle member concerns regarding privacy and displays such recourse and resolution procedures within its posted privacy statement.

SCHEDULE 2.1.1-A
GRANDFATHERED SIGNAL CLIENTS
[* * * *]

SCHEDULE 2.1.1-B
GRANDFATHERED DATA CLIENTS
[* * * *]

SCHEDULE 2.4.1.5
ADDITIONAL GRANDFATHERED AGREEMENTS
(comScore Networks, Inc. Privileged and Confidential)

	Contract	Contract
Customer	Begin Date	End Date

[* * * *]

	Contract	Contract
Customer	Begin Date	End Date

[* * * *]

	Contract	Contract
Customer	Begin Date	End Date

[* * * *]

	Contract	Contract
Customer	Begin Date	End Date

[* * * *]

	Contract	Contract
Customer	Begin Date	End Date

[* * * *]

	Contract	Contract
Customer	Begin Date	End Date

[* * * *]

	Contract	Contract
Customer	Begin Date	End Date

[* * * *]
Items in bold refer to contracts that are not yet executed but are in the signature stage at the client.
Within 30 days of the Effective Date of this Agreement, the items in this Schedule will be re-organized by comScore into two groups and delivered to Citadel: Financial Companies and Non-Financial Companies (as defined in Schedule 1.4).

SCHEDULE 2.4.2.1
LEVELS OF SPECIFICITY

Product Category ID	Product Category Name
1	APPAREL
2	SHOES
3	ACCESSORIES
4	JEWELRY & WATCHES
5	OTHER APPAREL ITEMS
6	HOME FURNITURE
7	HOME APPLIANCES
8	TOOLS & EQUIPMENT
9	KITCHEN & DINING
10	BED & BATH
11	GARDEN & PATIO
12	PET SUPPLIES
13	FOOD & BEVERAGE
14	AUTOMOTIVE ACCESSORIES
15	SPORT & FITNESS
16	HEALTH & BEAUTY
17	ART & COLLECTIBLES
18	TOBACCO PRODUCTS
19	BABY SUPPLIES
20	OTHER HOME & LIVING ITEMS
21	BOOKS & MAGAZINES
22	MUSIC
23	MOVIES & VIDEOS
24	OTHER BMV
25	DESKTOP COMPUTERS
26	LAPTOP COMPUTERS
27	HANDHELDS, PDAS & PORTABLE DEVICES
28	PRINTERS, MONITORS & PERIPHERALS
29	COMPUTER SOFTWARE (X PC GAMES)
30	OTHER COMPUTER SUPPLIES
31	AUDIO & VIDEO EQUIPMENT
32	CAMERAS & EQUIPMENT
33	MOBILE PHONES & PLANS
34	OTHER ELECTRONICS & SUPPLIES
35	PC VIDEO GAMES
36	CONSOLE VIDEO GAMES
37	VIDEO GAME CONSOLES & ACCESSORIES
38	BUSINESS MACHINES
39	OFFICE FURNITURE
40	OFFICE SUPPLIES
41	MOVIE TICKETS

Product Category ID	Product Category Name
42	EVENT TICKETS
43	AIR TRAVEL
44	HOTEL RESERVATIONS
45	CAR RENTAL
46	TRAVEL PACKAGES
47	OTHER TRAVEL
48	ONLINE CONTENT SALES
49	ONLINE SERVICE SUBSCRIPTIONS
50	PERSONALS & DATING
51	PHOTO PRINTING SERVICES
52	SHIPPING SERVICES
53	OTHER SERVICES
54	TOYS & GAMES (X VIDEO GAMES)
55	ARTS, CRAFTS & PARTY SUPPLIES
56	OTHER TOY & GAME ITEMS
57	FLOWERS
58	GREETINGS
59	GIFT CERTIFICATES & COUPONS
60	OTHER FLOWER & GIFT ITEMS
99	UNCLASSIFIED

SCHEDULE 5
STEERING COMMITTEE AND CONTRACT EXECUTIVES
This Schedule will be completed by the parties no later than thirty (30) days following the Effective Date.

SCHEDULE 7.1.1
METHODOLOGY
Panel Recruitment and Composition
Inclusive of all samples under measurement, comScore Networks collects data from a total panel of approximately 1.5 million global Internet users.
comScore Networks uses an industry-standard Random Digit Dial (RDD) telephone and Random Direct Mail (RDM) methodology to recruit a core U.S. panel of up to [* * * *] Internet users.
Recruited participants join the comScore panel by entering into a panel membership contract that gives comScore explicit permission to monitor all online activity that occurs on their computers. Each panelist provides their name and household address, and completes a short survey identifying all Internet users in the household and key demographic characteristics in the household. Panelists also agree to receive periodic online consumer surveys from comScore.
comScore enhances this core panel with the addition of three unique samples:
•	[* * * *]-person U.S. at-work panel

•	[* * * *]-person university panel

•	[* * * *]-person “megapanel” – allowing analysis at the worldwide level, across dozens of countries and regions, and nearly [* * * *] local markets across the U.S.
These three groups have been recruited using opt-in online techniques.
Population Estimates
comScore conducts regular surveys, again using an RDD methodology, to enumerate the size and characteristics (e.g., demographics, type of Internet connection, etc.) of the Internet-using population. These universe estimates are updated on a monthly basis to account for the growth of Web users. Using a sophisticated and proprietary systems, all comScore sample data are stratified and then balanced and weighted according to the enumeration data to ensure accurate representation of the online population. Projection weights are developed through iterative proportional fitting and the target population percentages are derived from the monthly enumeration data.
comScore Data Collection Technology
Upon agreeing to join the comScore panel, participants’ browsers are configured to unobtrusively route all of their computers’ Internet activity through comScore’s network of several hundred dedicated servers. This technology captures the details of all online sessions, including all communication to and from each individual’s computer, on a site-specific, individual-specific basis.

comScore’s systems capture the majority of http and https requests of consumer interest, across publicly accessible Internet sites, and the majority of Internet browers used. This is relevant since some people use multiple browsers – sometimes simultaneously – when surfing the Web. Activity is also captured regardless of whether an Internet connection is established via a commercial Internet Service Provider (ISP) or an office-hosted LAN.
comScore’s technology operates throughout non-secure and secure (SSL) connections, and across HTML and proprietary (e.g., AOL) content. The information comScore routinely captures goes far beyond the limitation of traditional clickstream data, by encompassing data on every site visited, page viewed, ad seen, promotion used, product or service bought, price paid, and more. comScore also collects merchant-specific information contained in the credit card statements that are viewed online by panelists, allowing for the estimation of both online and offline spending. comScore’s data capturing and coding technology can also be customized to identify and capture virtually any event or sequence of events or content deemed to be critical to a client analysis.

SCHEDULE 7.1.2
CERTAIN STANDARDS
1.	comScore will conduct monthly Mystery Shops on randomly selected sites with an emphasis on the top [* * * *] visited sites. Each month Mystery Shops will occur at no less than [* * * *]% of the sites/domains at which comScore coded ecommerce and travel transactions during that month. The average number of improperly captured pages in a transaction during the monthly Mystery Shops shall not exceed [* * * *]%. “Mystery Shops” is defined as having properly instrumented machines conduct actual ecommerce and travel transactions at sites/domains coded by comScore and comparing the transaction detail as it happened on the machine to the transaction detail as it was captured and recorded by the comScore Data collection system.

2.	comScore will maintain a comScore Data collection system record loss of less than [* * * *] percent [* * * *]% per month.

3.	comScore’s data collection network for its collection of comScore Data shall be operating and available at least 99% of the time in any given month.

4.	comScore shall operate its comScore’s data collection network across a minimum of [* * * *] separate Internet backbones.

5.	Each data center will have at least [* * * *] autonomous uplinks.

6.	[* * * *] percent [* * * *]% of comScore’s data center network equipment shall have fully automated failover.

7.	comScore shall provide centralized real-time monitoring and alerts on all of its production systems.

8.	comScore shall ensure access to production management staff twenty-four hours a day, seven days a week for the reporting of network problems.

9.	The average utilization of the proxy server network shall be less then [* * * *] percent [* * * *]%.

10.	The comScore proxy server network shall be configured to tolerate the ability to lose the use of [* * * *] of its proxy servers without data loss.

11.	All comScore Data composed of source data shall be backed up to offsite tapes and [* * * *] copies shall be backed up online.

12.	comScore shall maintain at least [* * * *] copies of comScore Data composed of processed URL, Page Level, and Transaction Data.

13.	comScore shall maintain version control management of source code and transaction processing agents.

14.	comScore shall maintain current tracking metrics on quality of major production processes.

15.	comScore shall ensure that network latency is monitored on all uplinks to major providers.

SCHEDULE 7.1.3
PANEL INFORMATION
For 90 day period ending June, 2003

	Home	Work	College
United States

Households	[* * * *]	[* * * *]	[* * * *]
Computers	[* * * *]	[* * * *]	[* * * *]
Household Members	[* * * *]	[* * * *]	[* * * *]

International
Households	[* * * *]	[* * * *]	[* * * *]
Computers	[* * * *]	[* * * *]	[* * * *]
Household Members	[* * * *]	[* * * *]	[* * * *]
For 30 day period ending June, 2003

Distributions
	Households		All
	Under		Online
	Measurement		Households
	(i.e. unprojected		(i.e. population
	panel)		estimates)

Country of Origin

Hispanic	[* * * *]	%	[* * * *]	%
Non Hispanic	[* * * *]	%	[* * * *]	%
Total	100.0%		100.0%

Racial Background

White	[* * * *]	%	[* * * *]	%
Black	[* * * *]	%	[* * * *]	%
Asian	[* * * *]	%	[* * * *]	%
Other	[* * * *]	%	[* * * *]	%
	100.0%		100.0%

Census Region of Residence

North East	[* * * *]	%	[* * * *]	%

Distributions
	Households		All
	Under		Online
	Measurement		Households
	(i.e. unprojected		(i.e. population
	panel)		estimates)

North Central	[* * * *]	%	[* * * *]	%
South	[* * * *]	%	[* * * *]	%
West	[* * * *]	%	[* * * *]	%
Total	100.0%		100.0%

Age of Eldest Head of Household

18-24	[* * * *]	%	[* * * *]	%
25-34	[* * * *]	%	[* * * *]	%
35-44	[* * * *]	%	[* * * *]	%
45-54	[* * * *]	%	[* * * *]	%
55-64	[* * * *]	%	[* * * *]	%
65+	[* * * *]	%	[* * * *]	%
Total	100.0%		100.0%

Household Income

Less than 25k	[* * * *]	%	[* * * *]	%
25-35k	[* * * *]	%	[* * * *]	%
35k-50k	[* * * *]	%	[* * * *]	%
50k-75k	[* * * *]	%	[* * * *]	%
75k-100k	[* * * *]	%	[* * * *]	%
100k+	[* * * *]	%	[* * * *]	%
Total	100.0%		100.0%

Household Size

1	[* * * *]	%	[* * * *]	%
2	[* * * *]	%	[* * * *]	%
3 or 4	[* * * *]	%	[* * * *]	%
5 or more	[* * * *]	%	[* * * *]	%
Total	100.0%		100.0%

Child Present

No	[* * * *]	%	[* * * *]	%
Yes	[* * * *]	%	[* * * *]	%
Total	100.0%		100.0%

Teenager Present

Distributions
	Households	All
	Under	Online
	Measurement	Households
	(i.e. unprojected	(i.e. population
	panel)	estimates)

No	[* * * *] %	[* * * *] %
Yes	[* * * *] %	[* * * *] %
Total	100.0%	100.0%

Broadband

No	[* * * *] %	[* * * *] %
Yes	[* * * *] %	[* * * *] %
Total	100.0%	100.0%

AMENDMENT NUMBER 1 TO
LICENSING AND SERVICES AGREEMENT
     This Amendment Number 1 to the Licensing and Services Agreement (this “Amendment”), is made as of April 12, 2004 (the “Effective Date”), by and between Citadel Investment Group, L.L.C., a Delaware limited liability company having its principal offices at 131 South Dearborn Street, 37th Floor, Chicago, Illinois 60603, U.S.A. (“Citadel”), and comScore Networks, Inc., a Delaware corporation having its principal offices at 11465 Sunset Hills Road, Suite 200, Reston, Virginia 20190 U.S.A. (“comScore”).
BACKGROUND
     A. Citadel and comScore entered into a Licensing and Services Agreement dated as of August 1, 2003 (the “Agreement”); and
     B. Citadel and comScore now wish to amend and supplement the Agreement.
AGREEMENTS
     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows (capitalized terms herein not otherwise defined being used as defined in the Agreement):
1.	Grandfathered Agreements. The Section 2.4.1.4 of the Agreement is deleted in its entirety and replaced with the following language:
[* * * *] comScore reserves the right to provide [* * * *] with access to or use of the Licensed Materials and receive reasonable analytical and sales support from comScore on a Real Time basis solely for the purposes of performing research, development, analytical and reselling services for comScore to [* * * *] and/or comScore’s clients, provided that [* * * *] only releases its analyses, products or services (excluding the comScore Macro Report, which shall be released as set forth in Section 3.3.2.2 either: (i) five (5) days after Citadel has received access to the relevant comScore Signals; or (ii) seven (7) days after the date that the relevant comScore Data was first made available to Citadel. comScore has advised Citadel that: (i) comScore’s agreement with [* * * *] regarding the Licensed Materials expires on March 1, 2006; (ii) comScore has no obligation to renew or extend such agreement, and [* * * *] has no right to renew or extend such agreement, (iii) no other agreements with [* * * *] exist, (iv) comScore shall not renew or extend such agreement, (v) following March 1, 2005, [* * * *] will have no right to resell comScore Data to new clients, (vi) on or before September 1, 2004, comScore will remind [* * * *] of these expiration dates and other restrictions by written notice, (vi) following such expiration date [* * * *] will have no right to access, use, resell or deliver, and will not access, use, resell or deliver, the Licensed Materials for any purpose, whether or not outside the Field of Use and whether or not on a Real Time Basis, (vii) without limiting the generality of Section 2.1.1, following such expiration date, comScore will not make the Licensed Materials or any reports, data or information derived from such Licensed Materials to any subscribers of any reports, data or information previously provided, serviced or sold by [* * * *].

2.	comScore Personnel – Services Commitment. comScore hereby grants Citadel an additional two thousand (2,000) hours of comScore personnel time to perform services requested by Citadel (the “Supplemental Services Commitment”). Such hours shall expire in April 2007 and shall not be included in any calculation of the carry-forward of Services Commitment hours as specified in Section 3.4. Unless specified by Citadel in writing, Services performed under the Agreement shall first be applied to the existing balance of Services Commitment hours and then to the balance of Supplemental Services Commitment hours. The hours available under the Supplemental Services Commitment may be used by Citadel in the same manner as the hours available under the Services Commitment.

3.	comScore Personnel – Key Personnel. The parties shall designate at least one (1) comScore employee (the “Key Personnel”) to perform Services for Citadel at Citadel’s offices, Monday through Friday, eight (8) hours per day, subject to Citadel’s holiday schedule, unforeseen personal events requiring that such Key Personnel take leave (e.g., illness, jury duty, etc.), Key Personnel’s personal vacations, Key Personnel’s attendance at periodic employee and team meetings reasonably required by comScore (e.g., seminar on benefits, meeting on state of the company, etc.) and Key Personnel’s attendance at comScore-sponsored training or professional development opportunities as reasonably required by comScore. Prior to his/her assignment as Key Personnel, the comScore employee selected for such assignment must agree to accept such assignment for a twelve (12) month period without the ability to request a transfer within comScore. Commencing on April 20, 2004, the initial Key Personnel is [* * * *], who has agreed to accept his assignment through April 20, 2005. The first date on which a comScore employee serves as Key Personnel shall be referred to as the “Key Personnel Start Date.” The last date on which a comScore employee serves as Key Personnel shall be referred to as the “Key Personnel End Date.” The twelve-month period during which the Key Personnel serves as Key Personnel shall be referred to as the “Key Personnel Term”. Except as set forth herein, during the Term, comScore shall not: (i) replace or reassign the Key Personnel, except if such Key Personnel is incapacitated or resigns; or (ii) terminate the employment of any of comScore’s Key Personnel, except with regard to termination for “good cause” (which term, as used in this Agreement, shall mean cause for termination as determined in accordance with comScore’s employment policies, consistently applied). No less than ninety (90) days prior to the then-current Key Personnel End Date, comScore shall notify Citadel either (a) of its intent to extend the then-current Key Personnel Term by an additional twelve (12) month period commencing on the anniversary of the then-current Key Personnel Start Date, or (b) replace the existing Key Personnel with a new Key Personnel, such replacement to be effective on a date specified by comScore, which date shall be no less than ninety (90) days after Citadel’s receipt of such notice (except to the extent that such period is made impossible, due to unforeseeable circumstances beyond Vendor’s reasonable control). Thirty (30) days following such notice (except to the extent that such period is made impossible, due to unforeseeable circumstances beyond Vendor’s reasonable control), comScore shall designate the replacement Key Personnel that is at least as well qualified to perform such functions and responsibilities as the person being replaced, such replacement to be subject to the consent of Citadel, such consent not to be unreasonably withheld. In making any such replacement, comScore shall ensure that there is at least a sixty (60) day period of overlap during which the person being replaced transfers appropriate knowledge and provides appropriate training to the new holder of the position (except to the extent that such period is made impossible, due to unforeseeable circumstances beyond Vendor’s reasonable control). For each new Key Personnel and to cover the overlap period, Citadel shall receive two hundred (200) hours of Services from such new Key Personnel at no additional cost to mitigate the costs of transitioning to such new Key Personnel.
4.	Miscellaneous
     4.1 Effect of Amendment. As amended and supplemented hereby, the Agreement shall continue in full force and effect in accordance with its terms. In the event of any conflict between the terms and conditions of this Amendment and the Agreement, this Amendment shall control to the extent of such conflict.
     4.2 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
     4.3 Governing Law. This Amendment shall be governed by the internal substantive laws of the State of Illinois.

     4.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be given in the manner and with the effect provided in the Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Licensing and Services Agreement to be duly executed. Each party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Amendment.

CITADEL INVESTMENT GROUP, L.L.C.		COMSCORE NETWORKS, INC.

By:	/s/ Adam Cooper	By:	/s/ Sheri Huston

Name:	Adam Cooper	Name:	Sheri Huston

Title:	General Counsel	Title:	Chief Financial Officer

AMENDMENT NUMBER 2 TO
LICENSING AND SERVICES AGREEMENT
     This Amendment Number 2 to the Licensing and Services Agreement, as amended (this “Amendment”), is made as of January 14, 2005 (the “Amendment Effective Date”), by and between Citadel Investment Group, L.L.C., a Delaware limited liability company having its principal offices at 131 South Dearborn Street, 37th Floor, Chicago, Illinois 60603, U.S.A. (“Citadel”), and comScore Networks, Inc., a Delaware corporation having its principal offices at 11465 Sunset Hills Road, Suite 200, Reston, Virginia 20190 U.S.A. (“comScore”).
BACKGROUND
     A. Citadel and comScore entered into a Licensing and Services Agreement dated as of August 1, 2003, as amended (the “Agreement”);
     B. Citadel and comScore now wish to further amend the Agreement.
AGREEMENTS
     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows (capitalized terms herein not otherwise defined being used as defined in the Agreement):
1.	Grandfathered Agreements. The following provisions shall be added to the end of Section 2.4.1.4 of the Agreement:
Notwithstanding anything to the contrary under this Section 2.4.1.4, as of the Amendment Effective Date, comScore may allow [****] to access and use the comScore transaction data and the comScore Visitor Data pursuant to and in accordance with Section 2.4.2.1 of the Agreement.
2.	Miscellaneous
     2.1 Effect of Amendment. As amended and supplemented hereby, the Agreement shall continue in full force and effect in accordance with its terms. In the event of any conflict between the terms and conditions of this Amendment and the Agreement, this Amendment shall control to the extent of such conflict.
     2.2 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
     2.3 Governing Law. This Amendment shall be governed by the internal substantive laws of the State of Illinois.
     2.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be given in the manner and with the effect provided in the Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number 2 to the Licensing and Services Agreement to be duly executed. Each party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Amendment.

CITADEL INVESTMENT GROUP, L.L.C.		COMSCORE NETWORKS, INC.

By:	/s/ David Hirschfeld	By:	/s/ Christiana Lin

Name:	David Hirschfeld	Name:	Christiana L. Lin

Title:	Managing Director	Title:	Corporate Counsel